EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
dated as of
February 15, 2017
by and among
SONOCO PLASTICS, INC.,
as Acquiror,
SEQUOIA 2017, INC.,
as Merger Sub,
SONOCO PRODUCTS COMPANY,
solely for purposes of Section 13.17, as Parent Guarantor,
and
PACKAGING HOLDINGS, INC.,
as the Company,
and
ODYSSEY INVESTMENT PARTNERS, LLC,
as the Holder Representative

US-DOCS\79803563.14

TABLE OF CONTENTS
Page

ARTICLE I. CERTAIN DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	13
1.3	Knowledge	14

ARTICLE II. THE MERGER; CLOSING		15
2.1	Merger	15
2.2	Effects of the Merger	15
2.3	Closing; Effective Time	15
2.4	Certificate of Incorporation and Bylaws of the Surviving Corporation	16
2.5	Directors and Officers of the Surviving Corporation	16

ARTICLE III. EFFECTS OF THE MERGER ON THE CAPITAL STOCK		16
3.1	Conversion of Shares of Company Stock, Options and Warrants	16
3.2	Payment and Exchange of Certificates	17
3.3	Estimated Closing Statement	18
3.4	Adjustment Amount	18
3.5	Holder Allocable Expenses	21
3.6	Outstanding Company Expenses	21
3.7	Repayment of Funded Debt	22
3.8	Exchange Agent	22
3.9	Lost Certificate	22
3.10	Dissenting Shares	23
3.11	Withholding	23
3.12	RWI Policy	23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
4.1	Organization	24
4.2	Subsidiaries	24
4.3	Due Authorization	25
4.4	No Conflict	25
4.5	Governmental Authorities; Consents	25
4.6	Capitalization	25
4.7	Financial Statements	26
4.8	Undisclosed Liabilities	26
4.9	Litigation and Proceedings	27
4.10	Compliance with Laws	27
4.11	Contracts; No Defaults	27
4.12	Company Benefit Plans	30
4.13	Employee and Labor Matters	31

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4.14	Taxes	32
4.15	Brokers' Fees	34
4.16	Insurance	34
4.17	Real Property; Assets	35
4.18	Environmental Matters	36
4.19	Absence of Changes	37
4.20	Affiliate Agreements	37
4.21	Intellectual Property	37
4.22	Permits	38
4.23	Customers and Vendors	38
4.24	Title to Assets; Condition and Sufficiency of Assets	39
4.25	Inventory	39
4.26	Accounts Receivable	39
4.27	Books and Records	40
4.28	Prohibited Payments	40
4.29	No Other Representations	40

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		40
5.1	Organization	40
5.2	Due Authorization	41
5.3	No Conflicts	41
5.4	Litigation and Proceedings	41
5.5	Governmental Authorities; Consents	42
5.6	Financial Ability	42
5.7	Brokers' Fees	42
5.8	Solvency; Surviving Corporation After the Merger	42

ARTICLE VI. COVENANTS OF THE COMPANY		43
6.1	Conduct of Business	43
6.2	Inspection	45
6.3	HSR Act and Regulatory Approvals	45
6.4	Termination of Certain Agreements	45
6.5	Company Stockholder Approval; Appraisal Rights	45
6.6	Company Real Property Certificate	46

ARTICLE VII. CONVENANTS OF ACQUIROR		46
7.1	HSR Act and Regulatory Approvals	46
7.2	Indemnification and Insurance	47
7.3	Post-Closing Access; Preservation of Materials	48
7.4	Special Property Tax Matter	49

ARTICLE VIII. JOINT COVENANTS		49
8.1	Support of Transaction	49

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8.2	Escrow Agreement	50
8.3	Tax Matters	50

ARTICLE IX. CONDITIONS TO OBLIGATIONS		52
9.1	Conditions to Obligations of Acquiror, Merger Sub and the Company	52
9.2	Conditions to Obligations of Acquiror and Merger Sub	52
9.3	Conditions to the Obligations of the Company	53
9.4	Satisfaction of Conditions	54

ARTICLE X. TERMINATION/EFFECTIVENESS		54
10.1	Termination	54
102	Effect of Termination	55

ARTICLE XI. HOLDER REPRESENTATIVE		55
11.1	Designation and Replacement of Holder Representative	55
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	56

ARTICLE X. INDEMNIFICATION		57
12.1	Survival of Representations, Warranties and Covenants	57
12.2	Indemnification	57
12.3	Indemnification of Claim Procedures	58
12.4	Limitations on Indemnification Liabilty	59
12.5	Mitigation of Damages	61
12.6	Indemnification Sole and Exclusive Remedy	61
12.7	Release of Escrow	62

ARTICLE XIII. MISCELLANEOUS		64
13.1	Waiver	64
13.2	Notices	64
13.3	Assignment	65
13.4	Rights of Third Parties	66
13.5	Expenses	66
13.6	Governing Law	66
13.7	Captions; Counterparts	66
13.8	Schedules and Annexes	66
13.9	Entire Agreement	67
13.10	Amendments	67
13.11	Publicity	67
13.12	Severability	67
13.13	Jurisdiction; WAIVER OF TRIAL BY JURY	67
13.14	Enforcement	68
13.15	Non-Recourse	69

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13.16	Acknowledgement and Waiver	69
13.17	Parent Guarantee	70

Annexes
Annex A    -    Form of Certificate of Merger
Annex B    -     Form of Escrow Agreement
Annex C    -    Form of U.S. Real Property Certificate

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 15, 2017, is entered into by and among Sonoco Plastics, Inc., a Pennsylvania corporation (“Acquiror”), Sequoia 2017, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), Packaging Holdings, Inc., a Delaware corporation (“Company”), Odyssey Investment Partners, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative hereunder, and, solely for purposes of Section 13.17 and all related definitions, Sonoco Products Company, a South Carolina corporation (“Parent Guarantor”). The Company, Merger Sub, Acquiror and the Holder Representative are referred to herein, collectively, as the “Parties” and, individually, each a “Party.”
RECITALS
WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have approved and declared advisable the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below); and
WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of Common Stock.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and the Holder Representative agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS

1.1    Definitions. As used herein, the following terms shall have the following meanings:
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Cure Period” has the meaning specified in Section 10.1(c).
“Acquiror Indemnified Parties” has the meaning specified in Section 12.2(a).
“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case that is by or before any Governmental Authority.
“Adjustment Amount” means the amount (which may be positive or negative) equal to the sum of (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(a) and Section 3.4(b)) minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Funded Debt Amount minus the Closing Date Funded Debt Amount (as finally determined in accordance with Section 3.4(a) and Section 3.4(b)), plus (iii) the Closing Date Cash Amount (as finally determined in accordance with

Section 3.4(a) and Section 3.4(b)) minus the Estimated Closing Date Cash Amount, plus (iv) the Estimated Closing Date Outstanding Company Expenses minus the Closing Date Outstanding Company Expenses (as finally determined in accordance with Section 3.4(a) and Section 3.4(b)).
“Adjustment Escrow Account” means one or more accounts maintained by the Escrow Agent in which the Adjustment Escrow Amount is deposited in accordance with the Escrow Agreement.
“Adjustment Escrow Amount” means an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).
“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Adjustment Escrow Funds shall not include the Indemnification Escrow Funds or the Special Indemnification Escrow Funds.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliate Agreement” has the meaning specified in Section 4.20.
“Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares (for the avoidance of doubt, excluding Dissenting Shares) held by all Holders immediately prior to the Effective Time, plus (ii) the aggregate number of Dissenting Shares immediately prior to the Effective Time.
“Agreement” has the meaning specified in the Preamble hereto.
“Anti-Corruption Laws” has the meaning specified in Section 4.27.
“Audited Financial Statements” has the meaning specified in Section 4.7.
“Basket Amount” has the meaning specified in Section 12.4(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Cash and Cash Equivalents” means, of any Person as of any date, the cash and cash equivalents and marketable securities, both to the extent convertible to cash within 30 days, held by such Person, plus deposits in transit, and less outstanding checks and excluding cash or cash equivalents not freely usable because they are subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including restrictions on dividends and repatriation or any other form of restriction, in each case, as determined in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2015.

“Cash Per Fully-Diluted Common Share” has the meaning specified in Section 3.1(d).
“Certificate of Merger” has the meaning specified in Section 2.1(a)
“Certificates” has the meaning specified in Section 3.2(b).
“Change in Control Payments” means any amounts payable (whether now or in the future) to any director, employee or officer of the Company or any of the Company Subsidiaries solely as a result of the Merger or any of the transactions contemplated by this Agreement, including any change in control or similar payments including the employer portion of any Taxes on such payments.
“Closing” has the meaning specified in Section 2.3.
“Closing Date” has the meaning specified in Section 2.3.
“Closing Date Cash Amount” means the amount of any Cash and Cash Equivalents of the Company and the Company Subsidiaries, calculated as of 11:59 p.m. California time on the day immediately preceding the Closing Date.
“Closing Date Funded Debt Amount” means all amounts owing with respect to any Funded Debt of the Company and the Company Subsidiaries, calculated as of 11:59 p.m. California time on the day immediately preceding the Closing Date.
“Closing Date Net Working Capital” means the amount of Net Working Capital, calculated as of 11:59 p.m. California time on the day immediately preceding the Closing Date.
“Closing Date Outstanding Company Expenses” means the amount of Outstanding Company Expenses, calculated as of 11:59 p.m. California time on the day immediately preceding the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” has the meaning specified in Section 3.1(a).
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company” has the meaning specified in the Preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.12(a).
“Company Cure Period” has the meaning specified in Section 10.1(b).
“Company Stockholder Approval” has the meaning specified in Section 4.3.
“Company Subsidiaries” has the meaning specified in Section 4.2.

“Confidentiality Agreement” has the meaning specified in Section 13.9.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.
“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 6, 2012, by and among the Company, Peninsula Packaging, LLC, a California limited liability company, the other credit parties from time to time party thereto, the lenders from time to time party thereto, and Bank of Montreal, as administrative agent, as amended, supplemented or otherwise modified from time to time.
“Credit Documents” means the Credit Agreement and the Loan Documents (as defined in the Credit Agreement).
“Damages” means losses, damages, liabilities, costs, deficiencies, proceedings, fines or expenses, including all interest, penalties, judgments, reasonable attorneys’ fees, reasonable fees of accountants, consultants and experts, the cost of investigation, defense and collection and amounts paid in settlement, whether or not involving a third party claim, but excluding any unforeseeable or punitive damages (except to the extent paid pursuant to a third party claim).
“Deficit Amount” has the meaning specified in Section 3.4(d).
“Determination Date” has the meaning specified in Section 3.4(b).
“DGCL” has the meaning specified in Section 2.1(b).
“Dissenting Share” and “Dissenting Shares” have the meaning specified in Section 3.1(a).
“DOJ” means the Antitrust Division of the United States Department of Justice.
“Effective Time” has the meaning specified in Section 2.3.
“Enterprise Value” has the meaning specified in Section 3.1(c).
“Environmental Claim” means any Action by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Ley Federal de Responsabilidad Ambiental; and the Ley General del Equilirio Ecológico y la Protección al Ambiente.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with either any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, equity interests or any similar term under Law, including nominee, qualifying and similar shares.
“ERISA” has the meaning specified in Section 4.12(a).
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414(b) or (c) of the Code.
“Escrow Agent” has the meaning specified in Section 3.4(d).
“Escrow Agreement” has the meaning specified in Section 3.4(d).
“Escrow Amount” means an amount equal to the sum of (x) the Adjustment Escrow Amount, (y) the Indemnification Escrow Amount and (z) the Special Indemnification Escrow Amount.
“Escrow Percentage” means, with respect to any Holder, a ratio (expressed as a percentage) equal to the number of Common Shares held by such Holder immediately prior to the Effective Time, divided by the aggregate number of Common Shares held by all Holders immediately prior to the Effective Time.

“Estimated Closing Date Cash Amount” has the meaning specified in Section 3.3.
“Estimated Closing Date Funded Debt Amount” has the meaning specified in Section 3.3.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.
“Estimated Closing Statement” has the meaning specified in Section 3.3.
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $42,507,463.
“Estimated Closing Date Outstanding Company Expenses” has the meaning specified in Section 3.3.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Existing Credit Documents” means the Credit Documents, the Fund-Holdings Loan Agreement and the NPA Documents.
“Existing Credit Facilities” means the facilities for any indebtedness under the Credit Agreement, the Fund-Holdings Loan Agreement and the Note Purchase Agreement.
“Financial Statements” has the meaning specified in Section 4.7.
“FTC” means the United States Federal Trade Commission.
“Fundamental Representations” shall mean the representations and warranties under Section 4.1(a) (Organization), the first two sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), Section 4.14 (Taxes) and Section 4.15 (Brokers’ Fees).
“Funded Debt” of any Person as of any date means (a) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money including, but not limited to, all indebtedness under the Credit Agreement, the Fund-Holdings Loan Agreement and the Note Purchase Agreement, (b) all obligations as lessee under leases required to be capitalized under GAAP (as historically applied by the Company and its Subsidiaries prior to the date hereof), (c) deposits or advances of any kind from the customers of the Company or any of the Company Subsidiaries in connection with the payment for goods or services to be delivered or performed by the Company or any of the Company Subsidiaries at a future date, and (d) all letters of credit facilities (to the extent drawn down), together with all accrued but unpaid interest thereon as of such date and all prepayment penalties, breakage fees and other exit fees paid or payable in the event that such indebtedness set forth in (a) through (d) above is to be repaid or otherwise discharged as of such date of determination.
“Funding Amount” has the meaning specified in Section 3.2(a).

“Fund-Holdings Loan Agreement” means that certain Loan Authorization Agreement, dated as of December 13, 2011, between the Company and BMO Harris Bank N.A., as amended, supplemented or otherwise modified from time to time.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Guaranteed Obligations” has the meaning specified in Section 13.17.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holder Allocable Expenses” has the meaning specified in Section 3.5.
“Holder Representative” has the meaning specified in Section 11.1.
“Holder Representative’s Tax Contest Claim” has the meaning specified in Section 8.3(c).
“Holders” means all Persons who hold one or more Common Shares immediately prior to the Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any Tax (including any franchise tax) measured by reference to net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indemnification Claim” means any claim in respect of which an Indemnified Party is reasonably likely to incur Damages that are indemnifiable pursuant to Article XII.
“Indemnification Escrow Account” means one or more accounts maintained by the Escrow Agent in which the Indemnification Escrow Amount is deposited in accordance with the Escrow Agreement.

“Indemnification Escrow Amount” means an amount equal to Two Million Eight Hundred Thousand Dollars ($2,800,000), as such amount may be reduced pursuant to Section 12.7(a).
“Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Indemnification Escrow Funds shall not include the Adjustment Escrow Funds or the Special Indemnification Escrow Funds.
“Indemnified Party” has the meaning specified in Section 12.3(a).
“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2; provided, however, that, solely for the purposes of Section 12.3 and Section 12.4, the Holder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 12.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right (i) to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 12.2(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Indemnified Party regarding the Indemnification Claim, and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).
“Independent Accountant” has the meaning specified in Section 3.4(b).
“Information or Document Requests” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third-party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.
“Information Technology” means computer systems, databases, network and communication systems, software and hardware (including associated user manuals, object code and source code) which is owned or used by the Company and the Company Subsidiaries.
“Intellectual Property” means all intellectual property rights, including: (i) all patents and patent applications, (ii) all trademarks, service marks and trade names and all applications and registrations in connection therewith, (iii) all copyrights and all applications and registrations in connection therewith, and (iv) all trade secrets.
“Interim Financial Statements” has the meaning specified in Section 4.7.
“IT Systems” means all information systems (including hardware, networks, peripherals, computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, software (including all computer programs and all software implementations of algorithms, models and methodologies, whether in source code or object code), databases and associated documentation) that are owned by the Company or any Company Subsidiary.
“L&W” has the meaning specified in Section 13.16(a).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” has the meaning specified in Section 4.17(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
“Majority Holders” has the meaning specified in Section 11.1.
“Material Adverse Effect” means, with respect to any Person, any change, event, effect, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Person and its Subsidiaries, taken as a whole, or to the ability of any Person to consummate timely the transactions contemplated hereby provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of any Person: (a) any change in applicable Laws or GAAP or any interpretation thereof to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the other transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which such Person or any of its Subsidiaries operates or the economy as a whole to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and other force majeure event, (g) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel or (h) any failure of such Person and its Subsidiaries, taken as a whole, to meet any projections, budgets or forecasts; provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, budgets or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
“Material Permits” has the meaning specified in Section 4.22.
“Merger” has the meaning specified in Section 2.1(a).
“Merger Consideration” has the meaning specified in Section 3.1(c).
“Mexico” means the United Mexican States (Estados Unidos Mexicanos).
“Merger Sub” has the meaning specified in the Preamble hereto.
“Multiemployer Plan” has the meaning specified in Section 4.12(b).
“Net Working Capital” means (without duplication), with respect to the Company and the Company Subsidiaries at any given time, the aggregate value (expressed as a positive or negative number) of the current assets of the Company and the Company Subsidiaries minus the current liabilities of the Company and the Company Subsidiaries, in each case, determined on a consolidated basis, calculated in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2015, as adjusted by the accounting practices, principles, policies, and methodologies set forth on Schedule 1.1(a) and calculated in the same form as the illustrative example of Net Working Capital as of December 31, 2016 set forth on Schedule 1.1(a); provided that Net Working Capital shall exclude (i) Cash and Cash Equivalents, (ii) Outstanding Company Expenses, (iii) Funded Debt and (iv) all income Tax assets and income Tax liabilities.
“Note Purchase Agreement” means that certain Amended and Restated Subordinated Note Purchase Agreement, dated as of December 6, 2012, by and among the Company, Peninsula Packaging, LLC, a California limited liability company, the other guarantors party thereto, and each of the purchasers identified therein, as amended, supplemented or otherwise modified from time to time.
“NPA Documents” means the Note Purchase Agreement and the Transaction Documents (as defined in the Note Purchase Agreement).
“Option” has the meaning specified in Section 3.1(a).
“Organizational Documents” means with respect to any corporation, limited liability company, sociedad de responsabilidad limitada, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of formation or other applicable organizational or charter documents relating to the creation of such entity, including the corresponding bylaws and, in the case of a Mexican entity, estatutos sociales.
“Outstanding Company Expenses” has the meaning specified in Section 3.6.

“Owned Real Property” has the meaning specified in Section 4.17(a).
“Parent Guarantor” has the meaning specified in the Preamble hereto.
“Pending Claim” has the meaning specified in Section 12.7.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, or (B) would be disclosed by a current, accurate survey or physical inspection of such real property, (v) Liens constituting a lease, sublease or occupancy agreement that gives any third-party any right to occupy any real property, (vi) other Liens arising in the ordinary course of business, not incurred in connection with the borrowing of money, and that do not materially interfere with the value of, or the ordinary use of, the affected asset, (vii) Liens arising under the Credit Documents and (viii) Liens described on Schedule 1.1(b).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Post-Closing Statement” has the meaning specified in Section 3.4(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company and the Company Subsidiaries with respect to all Pre-Closing Tax Periods.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Tax Period through the end of the Closing Date.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Real Property Leases” has the meaning specified in Section 4.17(b).
“Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of this Agreement and the Merger.

“Regulatory Consent Authorities” means the DOJ, the FTC or the Comisión Federal de Competencia Económica, as applicable.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“RWI Policy” means the representations and warranty insurance policy to be obtained by the Acquiror on or prior to Closing.
“Special Indemnification Escrow Account” means one or more accounts maintained by the Escrow Agent in which the Special Indemnification Escrow Amount is deposited in accordance with the Escrow Agreement.
“Special Indemnification Escrow Amount” means an amount equal to the amount set forth on Schedule 1.1(c)(i), as such amount may be reduced pursuant to Section 12.7(b).
“Special Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining the account in which the Escrow Agent has deposited the Special Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Special Indemnification Escrow Funds shall not include the Adjustment Escrow Funds or the Indemnification Escrow Funds.
“Special Indemnification Escrow Release Date” has the meaning specified in Section 12.7(b).
“Special Indemnification-Related Claims” means any matter set forth on Schedule 1.1(c)(ii).
“Special Property Tax Matter” means the matter set forth in the first item of Schedule 4.14.
“Sponsor Director” has the meaning specified in Section 7.2(a).
“Straddle Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Stockholder” has the meaning specified in Section 4.6(a).
“Subsidiary” means, with respect to a Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Survival Expiration Date” has the meaning specified in Section 12.1.
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any federal, state, local, or non-United States tax (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, registration, transfer, real property, personal property, inventory, stamp, capital stock, excise, premium, social security (including those provided by the Ley del Seguro Social, the Ley del Sistema de Ahorro para el Retiro and the Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores of Mexico), payroll, occupation, employment, unemployment, severance, disability, environmental, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto, whether disputed or not and including any obligations under Contract (other than pursuant to any customary commercial Contract not primarily related to Taxes) or Law, to indemnify or otherwise assume or succeed to the tax liability of any other Person.
“Tax Contest Claim” has the meaning specified in Section 8.3(c).
“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed by a taxing authority.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).
“Terminating Company Breach” has the meaning specified in Section 10.1(b).
“Termination Date” has the meaning specified in Section 10.1(b).
“Title IV Benefit Plan” means a Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(37) of ERISA.
“Transaction Documents” means this Agreement, the Certificate of Merger, the Escrow Agreement, the Confidentiality Agreement and all other documents delivered or required to be delivered by any Acquiror or Company at the Closing pursuant to this Agreement.
“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Treasury Regulations” means the regulations promulgated under the Code.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.
“Warrant” has the meaning specified in Section 3.1(a).
1.2Construction.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party.
(f)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(j)All monetary figures shall be in United States dollars unless otherwise specified.
1.3Knowledge. As used herein, the phrase “to the knowledge of” shall mean to the actual knowledge of, (i) in the case of the Company, John McKernan, Bruce Reynolds, David Leineweber, George Plummer, Steve Day and Chris Lambrou, and, (ii) in the case of all other Persons, such Person’s executive officers after reasonable inquiry.

ARTICLE II.
THE MERGER; CLOSING
2.1Merger.
(a)Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex A (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time.
(b)Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly-owned Subsidiary of Acquiror.
2.2Effects of the Merger. At and after the Effective Time: (a) the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, (b) all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation, (c) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations, and (d) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; provided that all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. All of the foregoing shall be in accordance with the applicable provisions of the DGCL.
2.3Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. New York time on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall cause the Certificate of

Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
2.1Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, and as amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.
2.5Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK
3.1Conversion of Shares of Company Stock, Options and Warrants.
(a)At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, (i) each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) shares of Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger, (y) shares of Common Stock, if any, owned by a direct or indirect wholly-owned Subsidiary of the Company, which shares shall be converted into that number of shares of common stock, par value $0.01 per share, of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock, par value $0.01 per share, of the Surviving Corporation as the number of shares of Common Stock held by such Subsidiary bore to the aggregate number of outstanding shares of Common Stock immediately prior to the Effective Time, and (z) shares (each, a “Dissenting Share” and, together, the “Dissenting Shares”) of Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock, which shares described in clauses (x), (y) and (z) shall not constitute “Common Shares” hereunder), shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d), (ii) each option to purchase shares of Common Stock (an “Option”) shall, in each case, immediately prior to the Effective Time terminate and be forfeited for no consideration and (iii) each outstanding warrant to purchase shares of Common Stock (a “Warrant”) shall, in each case, at the Effective Time terminate and be forfeited for no consideration.
(b)At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of

Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)Subject to the adjustments set forth in Section 3.4, the “Merger Consideration” shall consist of Two Hundred Thirty Million Dollars ($230,000,000) in cash (the “Enterprise Value”), plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt Amount, plus (iii) the Estimated Closing Date Cash Amount, less (iv) the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 3.5, and less (v) the Estimated Closing Date Outstanding Company Expenses.
(d)The Merger Consideration shall be allocated among the Holders as set forth in this Section 3.1(d). Each Holder of Common Shares shall be entitled to receive in respect of the Common Shares held by such Holder immediately prior to the Effective Time a portion of the Merger Consideration equal to (i) the Cash Per Fully-Diluted Common Share (as defined below), multiplied by (ii) the number of Common Shares held by such Holder immediately prior to the Effective Time. For purposes of the foregoing, the “Cash Per Fully-Diluted Common Share” shall mean the Merger Consideration, divided by the Aggregate Fully-Diluted Common Shares.
3.2Payment and Exchange of Certificates.
(a)Immediately prior to the Effective Time, Acquiror shall pay to an exchange agent (the “Exchange Agent”) reasonably selected by the Company, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the Merger Consideration (determined before giving effect to the adjustments provided for in Section 3.4), minus (ii) the product of (A) the number of Dissenting Shares and (B) the Cash Per Fully-Diluted Common Share (determined before giving effect to the adjustments provided for in Section 3.4), minus (iii) the Escrow Amount, minus (iv) any amounts subtracted pursuant to Section 3.2(c) below; provided that Acquiror will promptly thereafter pay to the Exchange Agent any amounts by which the Funding Amount increases due to any Dissenting Shares becoming Common Shares in accordance with Section 3.10 (which amounts shall not, for the avoidance of doubt, be payable from the Special Indemnification Escrow Funds). In the event that any holder of Dissenting Shares is entitled, pursuant to a final order and judgment in any appraisal action regarding Dissenting Shares under the DGCL that is no longer subject to further appeal or review whether by affirmance or expiration of any possible appeal or review, writ of certiorari, by leave, lapse of time or otherwise, to receive consideration that is greater in amount than the Cash Per Fully-Diluted Common Share for any such Dissenting Shares that such holder would have been entitled to receive pursuant to this Agreement, then (i) an amount equal to the Cash Per Fully-Diluted Common Share for any such Dissenting Shares shall be payable to such holder by Acquiror (which amount shall not, for the avoidance of doubt, be payable from the Special Indemnification Escrow Funds) and (ii) the excess of such consideration over the amount equal to the Cash Per Fully-Diluted Common Share for any such Dissenting Shares shall be payable from the Special Indemnification Escrow Funds.
(b)Each Holder of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) that has not delivered the Certificate(s) representing such

Common Shares to Acquiror at or prior to the Effective Time, upon surrender of such Certificates to the Exchange Agent after the Effective Time, shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration to which such Holder is entitled pursuant to Section 3.1(d) in respect of such Common Shares.
(c)With respect to any Holder that delivers the Certificate(s) representing such Common Shares to Acquiror at or prior to the Effective Time, Acquiror shall pay the amount which such Holder is entitled pursuant to Section 3.1(d), at the Closing by wire transfer of immediately available funds, directly to such Holder, and in such case the Funding Amount shall be reduced by such amount. Pending such surrender and exchange of a Holder’s Certificate(s), a Holder’s Certificate(s) shall be deemed for all purposes to evidence such Holder’s right to receive the portion of the Merger Consideration into which such Common Shares shall have been converted by the Merger. All Merger Consideration paid or payable upon the surrender of Certificates, and from and after the Effective Time, there shall be no further registration of transfers of Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.
3.3Estimated Closing Statement. Not less than four (4) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Estimated Closing Statement”) setting forth (a) its good faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) the Closing Date Funded Debt Amount (the “Estimated Closing Date Funded Debt Amount”), (iii) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”); and the Closing Date Outstanding Company Expenses (the “Estimated Closing Date Outstanding Company Expenses”) and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount.
3.4Adjustment Amount.
(a)As soon as reasonably practicable following the Closing Date, and in any event within seventy-five (75) calendar days thereof, Acquiror shall prepare and deliver to the Holder Representative a calculation of (i) the Closing Date Net Working Capital, (ii) the Closing Date Funded Debt Amount, (iii) the Closing Date Cash Amount and (iv) the Closing Date Outstanding Company Expenses (the “Post-Closing Statement”). If Acquiror’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses results in a calculation of the Adjustment Amount that is a positive number, (i) Acquiror and the Holder Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to each Holder an amount in cash equal to (A) the Adjustment Escrow Funds, multiplied by (B) such Holder’s Escrow Percentage, and (ii) Acquiror shall pay to each Holder an amount in cash equal to (x) such Holder’s Escrow Percentage, multiplied by (y) Acquiror’s calculation of the Adjustment Amount. If Acquiror’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses results in a calculation of the Adjustment

Amount that is a negative number and the absolute value of such calculation of the Adjustment Amount is less than the amount of the Adjustment Escrow Funds, Acquiror and the Holder Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to each Holder an amount in cash equal to (i) the excess of the entire Adjustment Escrow Funds over Acquiror’s calculation of the Adjustment Amount, multiplied by (ii) such Holder’s Escrow Percentage (it being understood and agreed that such payment shall not limit the rights of the Holder Representative pursuant to this Section 3.4). Following the Closing, Acquiror shall provide the Holder Representative and its representatives access to the records, properties and personnel of the Company and the Company Subsidiaries relating to the preparation of the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses, and shall cause the personnel of the Company and the Company Subsidiaries to cooperate with the Holder Representative in connection with its review of the Post-Closing Statement and such calculations.
(b)If the Holder Representative shall disagree with the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within seventy-five (75) calendar days after its receipt of the Post-Closing Statement. In the event that the Holder Representative does not provide such a notice of disagreement within such seventy-five (75) day period, the Holder Representative shall be deemed to have accepted the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses. If, at the end of such period, they are unable to resolve such disagreements, then Grant Thornton LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative) (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Acquiror and the Holder Representative shall promptly provide their assertions regarding the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses and, to the extent relevant thereto, the Post-Closing Statement, in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements (and provide in reasonable detail the basis for each such determination) as soon as reasonably practicable (which the parties hereto agree should not be later than forty-five (45) days following the day on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses require adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)), and, with respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Acquiror or the Holder Representative, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Acquiror’s calculation of the Adjustment Amount pursuant to Section 3.4(a) or in the Holder Representative’s written notice of disagreement of such calculation pursuant to this Section 3.4(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The parties acknowledge that the agreements contained in this Section 3.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Acquiror fails promptly to pay any Adjustment Amount that may be payable to the Holders in accordance with this Section 3.4, or if either party fails to give the joint written instructions to the Escrow Agent in accordance with this Section 3.4 and, in order to obtain such payment or delivery of the joint written instructions to the Escrow Agent, a party commences an Action that results in a judgment against the other party for such Adjustment Amount or for the delivery of the joint written instructions to the Escrow Agent, the losing party shall pay to the prevailing party (or deliver the joint written instructions to the Escrow Agent directing it to pay), together with such Adjustment Amount, in accordance with Section 3.4(a) and Section 3.4(d), interest on such Adjustment Amount from the date Acquiror delivers to the Holder Representative its calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date hereof. In addition the prevailing party shall be entitled to any fees, costs and expenses (including legal fees) incurred by the prevailing party in connection with any such Action. The date on which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne one-half (50%) by Acquiror, on the one hand, and one-half (50%) by the Holder Representative, first as a Holder Allocable Expense and then, to the extent in excess of the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 3.5, from the Adjustment Escrow Funds (and, if applicable pursuant to the third sentence of Section 3.4(d), the Indemnification Escrow Funds), on the other hand.
(c)If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.4(a) and Section 3.4(d).
(d)On the Closing Date, Acquiror shall pay a portion of the Merger Consideration equal to the Escrow Amount to Wells Fargo Bank, National Association, as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow; provided that Acquiror will promptly thereafter pay to the Escrow Agent any amounts by which the Escrow

Amount increases due to any Dissenting Shares becoming Common Shares in accordance with Section 3.10. The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex B (the “Escrow Agreement”). If the Adjustment Amount is a positive number, then, promptly following the Determination Date, (x) Acquiror shall within five (5) Business Days of the Determination Date pay to each Holder an amount in cash equal to (i) such Holder’s Escrow Percentage, multiplied by (ii) the Adjustment Amount, less any portion of the Adjustment Amount previously paid by Acquiror to such Holder pursuant to Section 3.4(a), and (y) Acquiror and the Holder Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to each Holder an amount in cash equal to (i) the Adjustment Escrow Funds, multiplied by (ii) such Holder’s Escrow Percentage, less any portion of the Adjustment Escrow Funds previously paid by the Escrow Agent to such Holder pursuant to Section 3.4(a). If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (x) Acquiror and the Holder Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Acquiror an amount of Adjustment Escrow Funds, and if such Adjustment Escrow Funds are insufficient to satisfy the Deficit Amount, from the Indemnification Escrow Funds, equal to the Deficit Amount (subject to the last sentence of this Section 3.4(d)), and (y) if any of the Adjustment Escrow Funds remain after such payment to Acquiror, the Escrow Agent shall pay to each Holder an amount in cash equal to (i) the balance of the Adjustment Escrow Funds, multiplied by (ii) such Holder’s Escrow Percentage. Upon determination of the Adjustment Amount pursuant to Section 3.4(b) and Section 3.4(c), each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds (and, if applicable pursuant to the preceding sentence, the Indemnification Escrow Funds) in accordance with this Section 3.4(d). In no event shall any Holder have any liability under this Section 3.4 in excess of such Holder’s Escrow Percentage of the Adjustment Escrow Funds and the Indemnification Escrow Funds. In no event shall Acquiror be entitled to payment pursuant to this Section 3.4(d) of any amount in excess of the sum of the Adjustment Escrow Funds and the Indemnification Escrow Funds.
(e)Except as otherwise required by Law, the parties hereto agree to treat for all Tax purposes any adjustment made pursuant to this Section 3.4 as adjustments to the Merger Consideration.
3.5Holder Allocable Expenses. On the Closing Date, Acquiror shall pay to the Holder Representative a cash amount equal to $500,000 (the “Holder Allocable Expenses”), which shall be used by the Holder Representative in its capacity as such. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Post-Closing Statement, the Estimated Closing Date Net Working Capital or the Closing Date Net Working Capital, in each case, with respect to liabilities for the Holder Allocable Expenses.
3.6Outstanding Company Expenses. Prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, solely to the extent such fees and expenses are incurred through the Closing and unpaid as of 11:59 p.m. California time on the day immediately preceding the Closing Date, whether accrued for or not: (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby and thereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby and thereby, including the Exchange Agent which shall be payable upon the engagement of the Exchange Agent prior to Closing, (c) the Change in Control Payments, if any, (d) any and all amounts due from the Company or any Company Subsidiary to Oliver Wyman, if any, and (e) the premium and associated fees in connection with the “tail” policy providing directors’ and officers’ liability insurance coverage pursuant to Section 7.2(b) (the fees and expenses in the foregoing clauses (a) through (e), collectively, the “Outstanding Company Expenses”). Immediately prior to the Effective Time and concurrently with the payment to the Exchange Agent of the Funding Amount, Acquiror shall pay to such third-parties as are directed by the Holder Representative with written evidence of the total amount due such third party, by wire transfer of immediately available funds an amount equal to the Outstanding Company Expenses. No amount shall be included on the Post-Closing Statement, the Estimated Closing Date Net Working Capital or the Closing Date Net Working Capital, in each case, with respect to liabilities for the Outstanding Company Expenses paid in accordance with this Section 3.6. For the avoidance of doubt, no amounts payable in connection with the repayment of the Closing Date Funded Debt Amount shall be included in the Outstanding Company Expenses.
3.7Repayment of Funded Debt. Prior to the Closing, the Company shall deliver to the Acquiror a payoff letter from each lender of the Existing Credit Facilities (and any other indebtedness for borrowed money to banks or financial institutions, if any), which payoff letter shall state the amount of the applicable Funded Debt owed to such lender and that, if such amount is paid to such lender on the Closing Date (or thereafter, if any applicable per diem amounts are paid), such lender will release any and all Liens that it may have with respect to the Company, the Company Subsidiaries and their assets. At the Closing, the Acquiror shall pay in full (on behalf of the Company), or shall cause the Company to pay in full (and shall provide sufficient funds to the Company to enable it to make such payments), an amount equal to the Funded Debt as set forth in such payoff letters for the Closing Date by wire transfer of immediately available funds in the amounts and to the lenders identified such payoff letters.
3.8Exchange Agent. Promptly following the date which is one year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder of a Certificate (other than Certificates representing Dissenting Shares) may surrender such Certificate to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon.
3.9Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond, in such reasonable amount as

Acquiror may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.
3.10Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL to the extent that such rights were not waived by such holders by execution of the Stockholders Agreement. Each holder of Dissenting Shares who is entitled to exercise the rights granted by Section 262 of the DGCL pursuant to the immediately preceding sentence and who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon.
3.11Withholding. Notwithstanding any other provision in this Agreement to the contrary, any consideration payable in connection with the transactions contemplated hereby will be reduced by any Tax withholding required by Law, and any amount so withheld in compliance with applicable Law will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made. Any Person that expects to so withhold (or expects its agent to so withhold) any such Tax (other than any such Tax that is imposed on consideration that is properly treated as compensation for U.S. federal income Tax purposes) will provide notice of the expected withholding at least five (5) Business Days prior to the withholding to the Person with respect to which the withholding is to be made (and the notice will include the legal authority and the calculation method for the expected withholding), and the parties hereto will use reasonable efforts to cooperate to minimize the amount of the withholding.
3.12RWI Policy. Acquiror shall pay the premium and all other costs required for issuance of the RWI Policy at Closing. The RWI Policy shall include a provision whereby insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Holder Representative or any Holder with respect to any claim made by any insured thereunder (except for intentional fraud in connection with the transaction by that Holder or Holder Representative).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement and as of the Closing as follows:
4.1Organization.
(a)The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b)The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete.
(c)The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.
4.2Subsidiaries. The Subsidiaries of the Company are set forth on Schedule 4.2 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted. The Company has previously made available to Acquiror true, correct and complete copies of the Organizational Documents of the Company Subsidiaries. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.
4.3Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the adoption of this Agreement by the stockholders of the Company (the “Company Stockholder Approval”), which adoption will occur following execution of this Agreement by the Company). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.4No Conflict. Except as set forth on Schedule 4.4 or as set forth in the Existing Credit Documents, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of, (i) any applicable Law, the certificate of incorporation, bylaws or other Organizational Documents of the Company or any of the Company Subsidiaries, or (ii) any Contract required to be listed on Schedule 4.11(a) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries may be bound, or terminate or result in the termination of any such Contract, or (b) result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (c) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except, with respect to the foregoing clauses (a)(ii), (b) and (c), as would not be material to the Company and its Subsidiaries, taken as a whole.
4.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the execution or delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and the Ley Federal de Competencia Económica, if applicable, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Company and its Subsidiaries, taken as a whole, (c) as otherwise disclosed on Schedule 4.5 and (d) the filing of the Certificate of Merger in accordance with the DGCL.
4.6Capitalization.
(a)The authorized capital stock of the Company consists of Fifteen Million (15,000,000) shares of Common Stock, of which Eight Million and Four Hundred Eighty Thousand (8,480,000) shares of Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Set forth on Schedule 4.6(a) is a true, correct and complete list of each of the stockholders (the “Stockholders”) of the Company as of the date hereof.
(b)Except as set forth on Schedule 4.6(b) or as set forth in the Existing Credit Documents, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock or the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any of the

Company Subsidiaries and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of the Company Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any of the Company Subsidiaries. Except as set forth on Schedule 4.6(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.6(b), none of the Company or any of the Company Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Common Stock or any other equity interests of the Company or any of the Company Subsidiaries.
(c)The outstanding shares of capital stock or equity quotas, as applicable, of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.6(a), the Company or one or more of its wholly-owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock, or equity quotas, as applicable, of such Company Subsidiaries free and clear of any Liens other than Permitted Liens.
4.7Financial Statements. Attached as Schedule 4.7 are (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and the Company Subsidiaries for the years ended December 31, 2015, December 31, 2014, and December 31, 2013 together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and the Company Subsidiaries as of and for the twelve-month period ended December 31, 2016 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.7, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments, which are not material individually or in aggregate).
4.8Undisclosed Liabilities. Except as set forth on Schedule 4.8, there is no liability, debt or obligation of or claim against the Company or any of the Company Subsidiaries, except for liabilities, debts, obligations and claims (a) specifically reflected and adequately reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and the Company Subsidiaries, (c) specifically disclosed in the Schedules, or (d) under any Contract disclosed on Schedule 4.11(a) or any Contract not required to be disclosed on Schedule 4.11(a), in each case, to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries may be bound (other than any such liability, debt obligation or claim resulting from a breach or a default thereunder).

4.9Litigation and Proceedings. Except (a) as set forth on Schedule 4.9, (b) Actions under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18) and (c) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, Actions or, to the knowledge of the Company, investigations before or by any Governmental Authority against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor any property or asset of the Company or any such Subsidiary is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.
4.10Compliance with Laws. Except (a) with respect to matters set forth on Schedule 4.10, (b) Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (c) Laws relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14) and (d) where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance with all applicable Laws. As of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2014.
4.11Contracts; No Defaults.
(a)Schedule 4.11(a) contains a listing of all Contracts described in clauses (i) through (xxii) below to which, as of the date of this Agreement, the Company or any of the Company Subsidiaries is a party. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been delivered to or made available to Acquiror or its agents or representatives.
(i)each written employment Contract with any employee of the Company or one of the Company Subsidiaries;
(ii)each collective bargaining agreement;
(iii)each Contract where the aggregate payment of severance to any employee (including under any “notice or payment-in-lieu” provision) exceeds or could reasonably be expected to exceed $50,000;
(iv)each Contract pursuant to which the Company grants exclusive marketing or distribution rights or otherwise provides any exclusive rights to any Person;
(v)each Contract with a customer or vendor listed on Schedule 4.23 pursuant to which the Company or any of the Company Subsidiaries grants a “most favored nation” or similar pricing provision to such customer or vendor;

(vi)each Contract that provide for the exclusive purchasing of goods or services by the Company or any of the Company Subsidiaries;
(vii)each Contract pursuant to which the Company or any of the Company Subsidiaries grants manufacturing rights to any Person;
(viii)each Contract containing a covenant not to compete granted by the Company or any of the Company Subsidiaries in favor of a third-party that materially impairs the business as currently conducted of the Company and the Company Subsidiaries, taken as a whole;
(ix)each lease or similar Contract under which (A) the Company or any of the Company Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third-party or (B) the Company or any of the Company Subsidiaries is a lessor or sublessor of, or makes available for use by any third-party, any tangible personal property owned or leased by the Company or any of the Company Subsidiaries, in each case of the foregoing clauses (A) and (B), which has future required scheduled payments in excess of $100,000 in any calendar year;
(x)each Contract under which the Company or any of the Company Subsidiaries has borrowed any money or issued any note, indenture, bond (including performance bonds and surety bonds), debenture, pledge or other evidence of funded indebtedness, entered into liabilities in respect of deferred purchase price or hedging obligations or guaranteed indebtedness or liabilities of others, in each case, having an outstanding principal amount in excess of $100,000 or pursuant to which it has granted to any Person a Lien in any of its tangible or intangible assets with an aggregate fair value in excess of $100,000;
(xi)each Contract (other than the Existing Credit Documents) pursuant to which the Company or any of the Company Subsidiaries (A) is granted the right to use any Intellectual Property of any other Person, (B) grants to another Person the right to use any Intellectual Property of the Company or any of the Company Subsidiaries, in each case of this clause (xi), with annual license, maintenance, support and other fees in any amount in excess of $10,000 (but, in each case of this clause (xi), excluding licenses for shrink-wrap, click-wrap or off-the-shelf software or other software commercially available on reasonable terms to the public generally);
(xii)each Contract for the sale, directly or indirectly (by merger or otherwise), of any of the assets of the Company or any of the Company Subsidiaries other than in the ordinary course of business since January 1, 2014;
(xiii)each Contract establishing any partnership, joint venture, strategic alliance or other collaboration that is material to the Company and the Company Subsidiaries, taken as a whole;

(xiv)each Contract (other than the Existing Credit Documents) granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever other than in the ordinary course of business;
(xv)each Contract under which the Company or any of the Company Subsidiaries has made advances or loans to any other Person other than any such Contract involving advances made to an employee of the Company or any of the Company Subsidiaries in the ordinary course of business;
(xvi)each Contract which relates to the disposition or acquisition by the Company or the Company Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;
(xvii)each distributor or sales representative Contract that is not terminable by the Company or the Company Subsidiaries at will or by giving notice of sixty (60) days or less;
(xviii)each Contract that obligates the Company or any of the Company Subsidiaries to make capital commitments or expenditures in excess of $100,000 individually;
(xix)each Contract (other than the Existing Credit Documents) pursuant to which the Company has agreed to indemnify another Person (other than any of the Company Subsidiaries) or guarantee the obligations of another Person (other than any of the Company Subsidiaries), in each case, other than in the ordinary course of business;
(xx)each Affiliate Agreement;
(xxi)each Contract (other than purchase orders entered into in the ordinary course of business) with a customer or vendor listed on Schedule 4.23; and
(xxii)each other Contract not included in clauses (i) through (xxi) above, to which the Company or any of the Company Subsidiaries is a party and which has future required scheduled payments to or by the Company or any of the Company Subsidiaries in excess of $150,000 in any calendar year.
(b)Except as set forth on Schedule 4.11(b), (i) as of the date of this Agreement, all of the Contracts listed on Schedule 4.11(a) pursuant to Section 4.11(a) are in full force and effect and represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, (ii) none of the Company, any of the Company Subsidiaries or, as of the date of this Agreement and to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (iii) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any claim or notice of material breach of or material default under any such Contract and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).
4.12Company Benefit Plans.
(a)Schedule 4.12(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, in each case that is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries, and under which the Company or any of the Company Subsidiaries has any material obligation or liability (each a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable, (i) such Company Benefit Plan and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service, and (iv) the most recent determination or opinion letter issued by the Internal Revenue Service.
(b)Each Company Benefit Plan is in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.
(c)Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no circumstances have occurred during the past three (3) years that would reasonably be expected to adversely affect the tax qualified status of any such Company Benefit Plan. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company, any Company Subsidiary or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, the Surviving Corporation or the Acquiror or any of their Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)No Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law, and there has been no material violation of Section 4980B of the Code or Sections 601-608 of ERISA by the Company with respect to any such Benefit Plan.
(e)Neither the Company nor any Company Subsidiary maintains a Title IV Benefit Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company during the past three (3) years that has not been satisfied in full.
(f)Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(g)Except as disclosed on Schedule 4.12(g) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any director, officer or employee of the Company or any of the Company Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is obligated to make a payment as a result of the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.
4.13Employees and Labor Matters.
(a)Employees. Schedule 4.13(a) contains a list of all persons who are employees, independent contractors or consultants of the Company or any of the Company Subsidiaries as of December 31, 2016, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate or hourly rate, as applicable. Except as would not reasonably be expected to be a material Liability of the Company and the Company Subsidiaries, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and the Company Subsidiaries for services performed on or prior to the date hereof have been paid in full (or properly accrued and any such accrued balance at Closing will be included in calculating current liabilities in the calculation of Net Working Capital or, if applicable, shall be included in Outstanding Company Expenses).
(b)Compliance with Laws. Except as set forth on Schedule 4.13(b), the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or the Company Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all Laws and all employees of the Company and the Company Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no Actions against the Company or the Company Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company and the Company Subsidiaries, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or wage and hours arising under applicable Laws.
(c)Labor Difficulties. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has experienced any material labor strike, slowdown, stoppage or lockout during the past three (3) years.
(d)Closings; Layoffs. Neither the Company nor any Company Subsidiary has any liability or obligation under the WARN Act that remains unsatisfied.
(e)Collective Bargaining Agreements. Except as disclosed on Schedule 4.11(a), neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by the Company or any of the Company Subsidiaries, nor are there any such employees represented by a works council or a labor organization. To the knowledge of the Company, as of the date hereof, there have been no activities or proceedings of any labor union to organize any such employees.
4.14Taxes.
(a)All Income Tax Returns and all other material Tax Returns required by Law to be filed by the Company or any of the Company Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has made available complete and accurate copies of all such Income Tax Returns filed with respect to taxable years ending December 31, 2010, December 31, 2011, December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015.
(b)All material Taxes required by Law to be paid by the Company or any of the Company Subsidiaries have been paid.
(c)The Company and the Company Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, partner, manager or other party, and complied in all material respects with all information reporting and backup withholding provisions of Law.
(d)Neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made within the last three (3) years by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, other than any such claim that has since been resolved.
(e)The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto). Since the date of the Interim Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.
(f)Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)There are no Liens for Taxes upon any property or asset of the Company or any of the Company Subsidiaries (other than Permitted Liens).
(h)Except as set forth on Schedule 4.14(h), neither the Company nor any of the Company Subsidiaries is engaged in any audit by a taxing authority or any administrative or judicial proceeding with respect to Income Taxes or other material Taxes. Neither the Company nor any of the Company Subsidiaries has received any written notice from a taxing authority of a pending audit or has received since January 1, 2013 through the date hereof any written notice from a taxing authority of a dispute or claim, in each case, with respect to Income Taxes or other material Taxes, other than disputes or claims that have since been resolved or that are being contested in good faith through appropriate proceedings. Schedule 4.14(h) lists all material Tax audits to which the Company or any Company Subsidiary is currently engaged.
(i)Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person other than the Company and the Company Subsidiaries (i) under Treasury Regulations Section 1.1502-6, (ii) as a transferee or successor, or (iii) under a Tax sharing or allocation agreement or other Contract (other than Contracts entered into in the ordinary course of business and not primarily related to Taxes). Since January 1, 2010, neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return which included any entity other than the Company and the Company Subsidiaries.
(j)Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2014 through the date hereof.
(k)No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of the Company Subsidiaries.
(l)Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state or local Tax Law).
(m)Neither the Company nor any of the Company Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6707A of the Code that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.
Notwithstanding anything contained in this Agreement to the contrary, this Section 4.14 and Section 4.12 contain the only representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters. The representations in this Section 4.14 (other than subsections (i) and (l)) may be relied upon only for purposes of liability for Pre-Closing Tax Periods. Nothing in this Section 4.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Acquiror or any of its Affiliates (including the Surviving Corporation and the Company Subsidiaries) may take in or in respect of a Post-Closing Tax Period.
4.15Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of the Company Subsidiaries or any of their Affiliates.
4.16Insurance. Schedule 4.16 contains a list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of the Company Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies have been made available to Acquiror. With respect to each such insurance policy listed on Schedule 4.16: (i) to the knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any of the Company Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, will constitute such a breach or default, or permit termination or modification, under the policy, except, in each case of this clause (ii), as would not be material to the Company and its Subsidiaries, taken as a whole, (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) as of the date hereof, no written notice of cancellation or termination has been received other than in connection with ordinary renewals.
4.17Real Property; Assets.
(a)Owned Real Property. The Company and the Company Subsidiaries have good and marketable title to the real properties listed on Schedule 4.17(a) (the “Owned Real Property”) free and clear of Liens, except for Permitted Liens or as set forth on Schedule 4.17(a). The most recent title reports or policies and surveys in the possession of the Company or any of the Company Subsidiaries (if any) with respect to each parcel of Owned Real Property have been made available to Acquiror.
(b)Schedule 4.17(b) sets forth a complete and correct list of each parcel of real property leased by the Company or any of the Company Subsidiaries, the lease of which may not be terminated at will, or by giving notice of sixty (60) days or less, without cost or penalty and provides for annual rental payments in excess of $100,000 (the “Leased Real Property”), setting forth the address, landlord and tenant of each parcel of Leased Real Property. Schedule 4.17(b) sets forth each lease related to the Leased Real Property to which the Company or any of the Company Subsidiaries is a party including all amendments, modifications, and extensions and all material notices relating to any obligations of the parties thereunder (the “Real Property Leases”). Each Real Property Lease is a legal, valid, binding and enforceable obligation of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, each such lease is in full force and effect. Neither the Company nor any of the Company Subsidiaries is in material breach or material default under any Real Property Lease and no condition exists which (with notice or lapse of time or both) would constitute a default by the Company or any of the Company Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto, in each case, other than such defaults as would not be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written claim or written notice of breach of or default under any such Real Property Lease, which has not been duly cured in accordance with such notice. Neither the Company nor any of the Company Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Real Property which is still in effect. Neither the Company nor any of the Company Subsidiaries have collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect.
(c)The Real Property is supplied with utilities suitable for the operation of the business presently conducted thereon. To the knowledge of the Company, there does not exist any pending or threatened condemnation or eminent domain proceeding with respect to any of the Leased Real Property. To the knowledge of the Company, the use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. There does not exist any pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to any of the Owned Real Property. The use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any zoning, building code or other moratorium proceedings or of any violation of any zoning or similar Law relating to its ownership or operation of the Real Property.
(d)All improvements by the Company or a Company Subsidiary on the Real Property are in compliance in all material respects with all Applicable Laws, including those pertaining to zoning, building and the disabled. To the knowledge of the Company, all additional improvements on the Leased Real Property are in compliance in all material respects with all Applicable Laws, including those pertaining to zoning, building and the disabled.
4.18Environmental Matters. Except as set forth on Schedule 4.18:
(a)the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Environmental Laws;
(b)the Company and the Company Subsidiaries have obtained and are in compliance in all material respects with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and the Company Subsidiaries as currently used or conducted as of the date hereof, and all such Environmental Permits are in full force and effect in accordance with Environmental Law; neither the Company nor any Company Subsidiary has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of such Environmental Permits;
(c)there has been no Release of any Hazardous Materials by the Company or any of the Company Subsidiaries at, in, on or under any Real Property at, in, on or under any formerly owned or operated real property during the time that the Company operated such property, except for any such Release that would not be material to the Company and the Company Subsidiaries, taken as a whole;
(d)neither the Company nor any of the Company Subsidiaries is subject to any judgment, consent decree or judicial order relating to compliance with Environmental Laws (including any Permits issued pursuant thereto) or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials or has assumed or undertaken the liability or obligations of any other Person for any such matter, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;
(e)no Action is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s or the Company Subsidiaries’ compliance with or liability under Environmental Law; and
(f)true and correct copies of all material written reports, audits and assessments, in the possession of the Company or the Company Subsidiaries, relating to environmental conditions in, on or about any current or former Real Property or to the Company’s or the Company Subsidiaries’ compliance with Environmental Laws have been made available to Acquiror.

Notwithstanding anything contained in this Agreement to the contrary, this Section 4.18 (and, to the extent related to environmental matters, Section 4.8, Section 4.16, Section 4.19 and Section 4.22) contains the sole representations and warranties of the Company and the Company Subsidiaries with respect to environmental matters.
4.19Absence of Changes.
(a)Except as set forth on Schedule 4.19(a), from the date of the most recent balance sheet included in the Financial Statements, there has not been any Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole;
(b)Except as set forth on Schedule 4.19(b), from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, other than in the ordinary course of business, the Company and the Company Subsidiaries have not taken any action that would be prohibited by Section 6.1 if such action had been taken after the date of this Agreement.
4.20Affiliate Agreements. Except as set forth on Schedule 4.20 and other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or any of the Company Subsidiaries), no officer or director of the Company or any Subsidiary of the Company, or any Affiliate of the Company, is a party to any Contract or business arrangement with the Company or any Subsidiary of the Company (each such Contract or business arrangement, an “Affiliate Agreement”).
4.21Intellectual Property.
(a)Schedule 4.21(a) sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) Internet domain name registrations and (iv) copyright registrations and applications, in each case, that are owned by the Company or any of the Company Subsidiaries ((i), (ii) and (iii) being referred to as the “Registered Intellectual Property”) and (v) software that is not registered but is material to the Company’s and the Company Subsidiaries’ business and operations, other than any software owned by another Person that (x) the Company or any of the Company Subsidiaries is granted the right to use under Contracts not required to be listed on Schedule 4.11(a)(xi), and/or (y) is incorporated in any machinery, equipment, vehicle or other tangible personal property owned or leased by the Company or any of the Company Subsidiaries. No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property.
(b)The operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property rights of any other Person in any material respect. Except as set forth on Schedule 4.21(b), (i) no Action is pending and neither the Company nor any of the Company Subsidiaries has received any written claim or notice during the past three (3) years, in each case, alleging the Company or any of the Company Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any other Person (including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), and (ii) to the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property material to the business of the Company or any of the Company Subsidiaries.
(c)Each element of Information Technology is owned by a Group Company or used under an agreement to which the Company or a Company Subsidiary is party and the Company or a Company Subsidiary has obtained all necessary rights from third parties to enable it to make use of the Information Technology for the purposes of the business of the Company and the Company Subsidiaries. In particular, all software comprised in the Information Technology is licensed to the Company or a Company Subsidiary for the benefit of the Company or a Company Subsidiary and all license fees have been paid in full when due and where any such software is subject to a specified number of users and/or sites, the specified number of users and sites has not been exceeded.
(d)No software licensor to any of the Company and the Company Subsidiaries has carried out a usage audit in the 24 months prior to the date of this Agreement and, no written request for such usage audit has been received by the Company and the Company Subsidiaries during such 24-month period.
(e)The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain and protect the operation and security of its IT Systems. Since January 1, 2014, there has been no failure of any portion of any IT System that has resulted in a material disruption or material interruption to the operation of the business of the Company or the Company Subsidiaries.
(f)The Company and the Company Subsidiaries use commercially reasonable efforts to maintain and protect the Intellectual Property owned by the Company and the Company Subsidiaries that is material to their businesses, and to the knowledge of the Company, there has been no unauthorized use or disclosure of any such Intellectual Property that derives independent economic value from not being generally known to the public.
4.22Permits. Except as set forth on Schedule 4.22, each of the Company and each Company Subsidiary has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as set forth on Schedule 4.22, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit and (iv) each of the Company and the Company Subsidiaries is in compliance in all material respects with all Material Permits applicable to the Company or such Subsidiary.
4.23Customers and Vendors. Schedule 4.23 sets forth a complete and accurate list of the ten (10) largest accounts with customers (based on approximate total revenues attributable to such account) and ten (10) largest vendors (based on the total amount purchased from such vendor) in each case of the Company and the Company Subsidiaries for the twelve months ended December 31, 2016 and the amount of sales for each such customer and purchases for each such vendor during that period. As of the date hereof, the Company has not received a written notice from any of such customers or vendors stating the intention of such Person to (a) cease doing business with the Company and the Company Subsidiaries or (b) change, in a manner materially adverse to the Company, the relationship of such Person with the Company and the Company Subsidiaries.
4.24Title to Assets; Condition and Sufficiency of Assets.
(a)Except for properties and assets sold since the date of the balance sheet included in the most recent Financial Statements in the ordinary course of business or as set forth on Schedule 4.24(a), the Company or one of the Company Subsidiaries, as applicable, have good title to all of the material properties and material assets owned by the Company and the Company Subsidiaries as reflected on the balance sheet included in the most recent Financial Statements free and clear of any Liens other than Permitted Liens.
(b)On the date hereof, except as set forth on Schedule 4.24(b) or as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the buildings, plants, structures, fixtures, machinery and equipment currently used in the operations of the Company and the Company Subsidiaries are structurally sound and in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put, and (ii) none of such buildings, plants, structures, fixtures, machinery or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and other repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Company Subsidiaries, together with all other properties and assets of the Company and the Company Subsidiaries or which the Company or any of the Company Subsidiaries has the right pursuant to Contract to use constitute in all material respects all of the rights, property and assets necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted.
4.25Inventory. All inventory of the Company and the Company Subsidiaries set forth on the most recent balance sheet included in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and the Company Subsidiaries free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and the Company Subsidiaries.
4.26Accounts Receivable. The accounts receivable reflected on the balance sheet included in the most recent Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company and the Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company and the Company Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the balance sheet included in the most recent Financial Statements or, with respect to accounts receivable arising after the date of the balance sheet included in the most recent Financial Statements, on the accounting records of the Company and the Company Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
4.27Books and Records. The stock records of the Company and the Company Subsidiaries, all of which have been made available to Acquiror, are complete and correct in all material respects. The minute books of the Company and the Company Subsidiaries since January 1, 2015, all of which have been made available to Acquiror, contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors or board of managers and any committees of the board of directors or managers of the Company, and the Company Subsidiaries, in each case, since January 1, 2015, and no meeting, or action taken by written consent, of any such stockholders, partners, board of directors, board of managers, or committee has been held since January 1, 2015 for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and the Company Subsidiaries.
4.28Prohibited Payments. Since January 1, 2012, the Company and the Company Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption and anti-bribery laws or regulations (the “Anti-Corruption Laws”).
4.29No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article IV, (A) NEITHER THE COMPANY AND THE COMPANY SUBSIDIARIES NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY AND THE COMPANY SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY TO THE ACQUIROR, EXPRESS OR IMPLIED, AND (B) THE COMPANY AND THE COMPANY SUBSIDIARIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY, AND THE COMPANY SUBSIDIARIES OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR and Merger Sub
Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement and as of the Closing as follows:
5.1Organization. Each of Parent Guarantor, Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of its incorporation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of Merger Sub, certified by the Secretary of the State of Delaware, and its bylaws, certified by the Secretary of Merger Sub, previously delivered by Merger Sub to the Company, are true, correct and complete. Each of Parent Guarantor, Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor, Acquiror or Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby.
5.2Due Authorization. Each of Parent Guarantor, Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Parent Guarantor, Acquiror and Merger Sub, and no other corporate proceeding on the part of Parent Guarantor, Acquiror or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Parent Guarantor, Acquiror and Merger Sub and this Agreement constitutes a legal, valid and binding obligation of each of Parent Guarantor, Acquiror and Merger Sub, enforceable against Parent Guarantor, Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
5.3No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Parent Guarantor, Acquiror and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the certificate of incorporation, bylaws or other Organizational Documents of Parent Guarantor, Acquiror or any Subsidiary of Acquiror (including Merger Sub), or any agreement, indenture or other instrument to which Parent Guarantor, Acquiror or any Subsidiary of Acquiror (including Merger Sub) is a party or by which Parent Guarantor, Acquiror or any Subsidiary of Acquiror (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Parent Guarantor, Acquiror or any Subsidiary of Acquiror (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor, Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.
5.4Litigation and Proceedings. There are no Actions, or, to the knowledge of Acquiror or Merger Sub, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror or Merger Sub, threatened, against Parent Guarantor, Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Parent Guarantor, Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent Guarantor, Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Parent Guarantor, Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.
5.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in Article IV, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Parent Guarantor, Acquiror or Merger Sub with respect to Parent Guarantor’s, Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and the Ley Federal de Competencia Económica, if applicable, and (b) as otherwise disclosed on Schedule 5.5.
5.6Financial Ability. Acquiror and Merger Sub have, and will have available at Closing, cash or other sources of immediately available funds sufficient for Merger Sub and the Surviving Corporation to complete the transactions contemplated by this Agreement and to pay all fees and expenses required to be paid by or on behalf of Acquiror or Merger Sub in connection with the transactions contemplated by this Agreement. Acquiror understands and acknowledges that the obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Acquiror’s or Merger Sub’s consummation of any financing arrangement, Acquiror’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Acquiror or Merger Sub.
5.7Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates.
5.8Solvency; Surviving Corporation After the Merger. None of Acquiror or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in Article IV are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Acquiror and the Surviving Corporation and each of the Company Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

ARTICLE VI.
COVENANTS of THE COMPANY
6.1Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or any of the Transaction Documents, as set forth on Schedule 6.1 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause the Company Subsidiaries not to, except as otherwise contemplated by this Agreement:
(a)(i) change or amend the certificate of incorporation, bylaws or other Organizational Documents of the Company or any of the Company Subsidiaries, except as otherwise required by Law, (ii) split, combine or reclassify any of the Equity Interests of the Company or any of the Company Subsidiaries, or (iii) issue, sale or dispose of any Equity Interests, or grant options, warrants or other rights to purchase or obtain any Equity Interests (whether upon conversion, exchange or exercise) of the Company or any of the Company Subsidiaries;
(b)make or declare any non-cash dividend or non-cash distribution to the stockholders of the Company in their capacities as stockholders;
(c)materially modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a) (other than any Existing Credit Document) or Real Property Lease, except in the ordinary course of business;
(d)sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business;
(e)except (i) as otherwise required by Law, (ii) pursuant to existing Company Benefit Plans, policies or Contracts of the Company or any of the Company Subsidiaries in effect on the date of this Agreement or in connection with any Change in Control Payments or (iii) in the ordinary course of business or as required by Law, grant any severance or material termination pay that will become due and payable after the Closing Date;
(f)make any change in the key management structure of the Company or any of the Company Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than for cause or in the ordinary course of business;
(g)except (i) as otherwise required by Law or (ii) in the ordinary course of business, adopt, enter into or amend any Company Benefit Plan;

(h)acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(i)enter into any new commitments to make any capital expenditures in excess of $100,000 individually;
(j)make any loans or material advances to any Person, except for advances to employees or officers of the Company or any of the Company Subsidiaries in the ordinary course of business;
(k)except as required by Law, make or change any material Tax election or adopt or change any material Tax accounting method;
(l)assign, transfer, license or abandon any material Intellectual Property owned by the Company or any of the Company Subsidiaries, except in the ordinary course of business;
(m)enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries to enter a new line of business;
(n)enter into, renew or amend in any respect any Affiliate Agreement (other than renewals in the ordinary course of the Company’s and the Company Subsidiaries’ director and officer liability insurance policy);
(o)waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business or that otherwise do not exceed $100,000 individually (net of insurance recoveries);
(p)incur or guarantee any indebtedness for borrowed money other than in connection with borrowings and extensions of credit under the Company’s Existing Credit Documents;
(q)subject any of the properties or assets of the Company and the Company Subsidiaries, to any Lien, except for Permitted Liens;
(r)adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;
(s)make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(t)write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business or (ii) as may be required by GAAP; or
(u)enter into any agreement to do any action prohibited under this Section 6.1.
Notwithstanding anything in this Agreement to the contrary, prior to Closing, neither Acquiror nor Merger Sub may interfere with or control, or attempt to interfere with or control, the Company’s or any of the Company Subsidiaries’ conduct of business in the ordinary course.
6.2Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company Subsidiaries by third-parties that may be in the Company’s or any of the Company Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access prior to the Closing Date, during normal business hours, in such manner as to not interfere with the normal operation of the Company and any of the Company Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and the Company Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and the Company Subsidiaries as such representatives may reasonably request; provided, however, that neither Acquiror nor Merger Sub shall be permitted to perform any environmental sampling at any Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Acquiror, Merger Sub and their respective representatives under this Agreement shall be subject to the Confidentiality Agreement.
6.3HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly (but in no event later than ten (10) Business Days after the date hereof) with the notification and reporting requirements of the HSR Act. The Company shall (i) use commercially reasonable efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.
6.4Termination of Certain Agreements. On and as of the Closing, the Company shall cause the Contracts listed on Schedule 6.4 to be terminated without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
6.5Company Stockholder Approval; Appraisal Rights. Promptly following the execution of this Agreement, the Company shall, upon consideration of the recommendation of the board of directors of the Company, obtain the Company Stockholder Approval and deliver a copy of the Company Stockholder Approval to Acquiror. Promptly following the receipt of the Company Stockholder Approval, the Company shall notify all Holders (if any) entitled to receive notice under Section 262 of the DGCL that appraisal rights are available with respect to their applicable Common Shares.

6.6Company Real Property Certificate. At or prior to the Effective Time, the Company shall deliver to Acquiror either (a) a statement, substantially in the form attached hereto as Annex C, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not “United States real property interests” or (b) a statement from each Holder, in the form set forth in Treas. Reg. Section 1.1445-2(b), that such Holder is not a foreign person.
ARTICLE VII.
COVENANTS OF Acquiror
7.1HSR Act and Regulatory Approvals.
(a)In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly (but in no event later than ten (10) Business Days after the date hereof) with the notification and reporting requirements of the HSR Act. Acquiror shall use commercially reasonable efforts to substantially comply with any Information or Document Requests.
(b)Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)Notwithstanding anything to the contrary in this Agreement or in any Transaction Document, Acquiror agrees to take all actions necessary, to permit and cause the Closing to occur prior to the Termination Date, notwithstanding any requirement, request or condition sought or imposed by FTC, the DOJ or any other Governmental Authority acting under the HSR Act, in each case, relating in any way to this Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby (“Government Conditions”), where the failure to satisfy any Government Condition would delay, prevent or make illegal such timely consummation of this Agreement, the Merger or the other transactions contemplated hereby or thereby, including (i) complying with any request, directions, determinations, requirements or conditions of the FTC, DOJ or other Governmental Authority, (ii) complying with requests or undertakings to divest or hold separate any of its existing assets or businesses of Acquiror or its Affiliates or their respective Subsidiaries, (iii) complying with other limitations or other requirements of the FTC, DOJ or other Governmental Authority with respect of the operation of any of Acquiror’s existing assets or businesses, or of Acquiror’s Affiliates or of their respective Subsidiaries following the Closing, and (iv) taking all other actions necessary or reasonable, including instigating or defending any proceeding or litigation, making reasonable offers of compromise, and promptly removing or causing to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the Merger and the other transactions contemplated hereby and thereby. For the avoidance of doubt, it is the intention of the foregoing provisions that the Company be assured that this Agreement, the Transaction Documents the

Merger and the transactions contemplated hereby and thereby may be consummated, notwithstanding any investigation, challenge or requirement of a remedy by the FTC, the DOJ or any other Governmental Authority or other entity with respect to antitrust, competition or foreign investment matters; provided that, notwithstanding the foregoing, Acquiror shall not be required to undertake any action that would constitute a violation of the Laws of any relevant jurisdiction. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror or of Acquiror’s Affiliates or of their respective Subsidiaries to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and the Company Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.
(d)To the extent allowable under applicable Law, Acquiror shall promptly furnish to the Company and the Holder Representative copies of any notices or written communications received by Acquiror or any of its Affiliates from any third-party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and to the extent allowable under applicable Law, Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide the Company, the Holder Representative and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)Acquiror shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
7.2Indemnification and Insurance.
(a)For a period of six (6) years following the Closing Date, in the event of any threatened or actual Action, whether civil, criminal or administrative, including any such Action by or in the right of the Company or the Company Subsidiaries, in which any of the present or former officers or directors of the Company and the Company Subsidiaries (collectively, the “Company Indemnified Persons”) is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Closing Date, a director, officer, employee or agent of the Company, any Company Subsidiary or of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, whether such claim arises before or after the Closing Date, the Acquiror shall cause the Company and/or the Company Subsidiaries to indemnify and hold harmless, at least to the same extent and on terms and conditions no less favorable than those provided for in the Organizational Documents of the Company and the Company Subsidiaries in effect immediately prior to the Closing (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), each such Company Indemnified Person against any Damages (including reasonable attorneys’ fees) in connection with any such Action. The Acquiror shall cause the Company and the Company Subsidiaries to keep in effect, in its Organizational Documents, a provision that provides for indemnification of the Company Indemnified Persons to the extent required under this Section 7.2(a). Without limiting the foregoing, Acquiror agrees that any indemnification and advancement of expenses available to any current or former director of the Company or its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Acquiror, the Company and its Subsidiaries pursuant to this Section 7.2 and that Acquiror, the Company and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.2, (B) shall be fully responsible for the advancement of all expenses and the payment of all Damages with respect to Sponsor Directors which are addressed by this Section 7.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 7.2. Acquiror shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.
(b)At the Closing, the Company and the Company Subsidiaries shall purchase, with the premium and associated fees paid included as an Outstanding Company Expense, a “tail” policy providing directors’ and officers’ liability insurance coverage, for a period of six (6) years from the Effective Time, for the benefit of those Persons who are covered by the Company’s and the Company Subsidiaries’ directors’ and officers’ liability insurance policies as of the Closing Date with respect to matters occurring at or prior to the Closing. Acquiror shall not take, and shall cause the Company and the Company Subsidiaries not to take, any action to amend or terminate such policy and shall cause the Company and the Company Subsidiaries to maintain in effect such policy for the term thereof; provided, however, that, if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued by the Company or the Company Subsidiaries, as applicable, in respect of such claim until the final disposition thereof.
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.
7.3Post-Closing Access; Preservation of Records. From and after the Closing and to the extent consistent with all applicable Laws, Acquiror will make or cause to be made available to the Holder Representative all books, records and documents of the Company and each of the Company Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action (other than any Action, suit or proceeding against Acquiror or any of its Affiliates, including the Company and the Company Subsidiaries, that does not relate to any matter indemnifiable by any of the Holders pursuant to Article XII for which the Holder Representative is entitled to control the defense thereof), (ii) preparing reports to stockholders and Governmental Authorities or (iii) such other purposes for which access to such documents is believed by the Holder Representative to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not materially interfere with the normal operations of the Company and the Company Subsidiaries and the reasonable out-of-pocket expenses of the Company and the Company Subsidiaries incurred in connection therewith will be paid by the Holder Representative out of the Holder Allocable Expenses. Acquiror will cause the Company and each of the Company Subsidiaries to maintain and preserve all such books, records and other documents for any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Holder Representative at the end of any such period.
7.4Special Property Tax Matter. Following the Closing, Acquiror shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to resolve the Special Property Tax Matter in a way that results in the lowest Tax liability arising out of the Special Property Tax Matter to the Surviving Corporation as is reasonably practicable. For so long as the Special Property Tax Matter remains a Pending Claim, the last sentence of Section 8.3(c) shall apply to such Pending Claim.
ARTICLE VIII.
JOINT COVENANTS
8.1Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company, Acquiror and Merger Sub with respect to the notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, the Company, Acquiror and Merger Sub shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third-parties that any of Acquiror, Merger Sub, the Company, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of the Company Subsidiaries or their Affiliates be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of the Company Subsidiaries is a party in connection with the consummation of the transactions contemplated hereby.
8.2Escrow Agreement. Each of the Company, the Holder Representative, Acquiror and Merger Sub shall execute and deliver to one another the Escrow Agreement at the Closing.
8.3Tax Matters.
(a)Acquiror agrees to file a consolidated federal Income Tax Return with the Company starting on the day following the Closing Date and to cause the Company to become a member of the affiliated group of corporations of which Acquiror is the common parent or of which Acquiror is a member on the day following the Closing Date. For any Tax Return with respect to any taxable period ending on or before the Closing Date or any Straddle Tax Period that is required by Law to be filed by the Company or any of the Company Subsidiaries after the Closing Date (taking into account any applicable extension of the time for filing), Acquiror agrees that (i) the Tax Return will be prepared and timely filed in a manner consistent with the most recent past practice of the Company and the Company Subsidiaries (except as otherwise required by Law), (ii) the Tax Return will be delivered to the Holder Representative, for the Holder Representative’s review, a reasonable period of time before the filing date (and no later than twenty (20) Business Days before the filing date if the Tax Return is an Income Tax Return), and (iii) the Acquiror will consider in good faith any revision reasonably requested in writing by the Holder Representative and Acquiror and the Holder Representative will cooperate in good faith to resolve any disagreements relating to such Tax Return. In the event that Acquiror and the Holder Representative cannot resolve any such disagreement, the matter shall be submitted to the Independent Accountant to resolve, in accordance with the principles set forth in Section 3.4; provided that Acquiror shall be entitled to file any such Tax Return prior to resolution by the Independent Accountant in order to avoid the late filing of such Tax Return, in which case an amended Tax Return shall be filed, if necessary to reflect the Independent Accountant’s determination and an adjustment shall be made to any amount paid or required to be paid pursuant to Section 12.2(a), if necessary, to reflect such determination. Acquiror will, at its expense, timely file all Tax Returns and other documentation necessary with respect to all Transfer Taxes and timely pay all taxes shown as due on such tax returns and, to the extent required by Law, the parties hereto will cooperate in the execution of such Tax Returns and other documentation.
(b)Each party hereto agrees to, and agrees to cause its Affiliates to, cooperate fully, as reasonably requested by the other parties, in connection with the preparation of any Tax Return of the Company or the Company Subsidiaries with respect to any taxable period ending on or before the Closing Date or any Straddle Tax Period and the conduct of any Tax Contest Claim. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to Tax matters and making employees available on a mutually convenient basis to provide additional information.
(c)Acquiror shall promptly notify the Holder Representative in writing upon receipt by any Acquiror Indemnified Party or any of their Affiliates of any written notice from a taxing authority of an Action with respect to Taxes of the Company or any of the Company Subsidiaries which may give rise to an Indemnification Claim relating to Taxes for which the

Acquiror Indemnified Parties may be entitled to indemnification under Section 12.2(a) (“Tax Contest Claim”). Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority. Acquiror and the Holder Representative shall cooperate with each other in the conduct of any Tax Contest Claim (and provide such powers of attorney as may be necessary). Notwithstanding Section 12.3(b), the Holder Representative shall have the right to control the conduct of any Tax Contest Claim relating to any Tax period that ends on or prior to the Closing Date so long as there are remaining Indemnification Escrow Funds (any such claim, a “Holder Representative’s Tax Contest Claim”); provided that, if the resolution or settlement of such Holder Representative’s Tax Contest Claim would have an adverse effect on the Acquiror Indemnified Parties in a Post-Closing Tax Period, the Holder Representative shall keep Acquiror informed regarding the progress and substantive aspects of such Holder Representative’s Tax Contest Claim, Acquiror shall be entitled at its expense to participate in such Holder Representative’s Tax Contest Claim, and the Holder Representative shall not compromise or settle any such Holder Representative’s Tax Contest Claim without obtaining Acquiror’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding Section 12.3(b), Acquiror shall have the right to control the conduct of any Holder Representative’s Tax Contest Claim that the Holder Representative does not elect to control and any Tax Contest Claim that is not a Holder Representative’s Tax Contest Claim; provided that Acquiror shall keep the Holder Representative informed regarding the progress and substantive aspects of such Tax Contest Claim, the Holder Representative shall be entitled to participate in such Tax Contest Claim, and Acquiror shall not compromise or settle any such Tax Contest Claim without obtaining the Holder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)After the Closing and for so long as any funds remain in the Indemnification Escrow Account, except as required by Law or with the prior written consent of the Holder Representative (which consent will not be unreasonably withheld or delayed), Acquiror agrees not to, and agrees to cause its Affiliates (including the Surviving Corporation and its Affiliates) not to, with respect to any Pre-Closing Tax Period, (i) file any amended Tax Return, (ii) make or change any Tax election, (iii) adopt or change any Tax accounting method, (iv) change any annual Tax accounting period, (v) agree to extend any statute of limitations for Taxes, (vi) initiate any voluntary disclosure with respect to Taxes, or (vii) take any other similar action relating to Taxes or Tax Returns. Acquiror agrees not to, and agrees to cause its Affiliates (including the Surviving Corporation and its Affiliates) not to, (A) make any election under Section 336 or Section 338 of the Code (or any similar provision of state, local, or foreign Tax Law) with respect to the transactions contemplated hereby unless Acquiror indemnifies the Holders for any additional Taxes resulting from such an election or elections; and provided, that no Acquiror Indemnified Party shall be entitled to make a claim for indemnification for or with respect to, and Holders shall have no liability to any Acquired Indemnified Party for or with respect to, any Taxes arising from any such election, pursuant to Section 12.2 or any other provision of this Agreement, or (B) take any action or enter into any transaction on the Closing Date after the Closing other than in the ordinary course of business or as explicitly contemplated hereby.
(e)To the extent permitted under applicable Law and to the extent necessary to cause such effect, each party hereto agrees to, and agrees to cause its Affiliates to, elect for all

Tax purposes to end on the Closing Date (at the end of the Closing Date) all taxable periods of the Company and the Company Subsidiaries beginning on or before the Closing Date. The amount of any Income Tax or any other Tax that is not a property Tax or similar ad valorem Tax or franchise tax for which no short period return is allowed for the Pre-Closing Tax Period of any Straddle Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for the foregoing purpose, (i) the taxable period of any partnership or other pass-through entity in which the Company or any the Company Subsidiaries holds a beneficial interest will be deemed to terminate at such time and (ii) no election for ratable allocation will be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (or any similar provision of state, local, or foreign Tax Law)). The amount of any property Tax or similar ad valorem Tax or franchise tax for which no short period return is allowed of the Company or any of the Company Subsidiaries for the Pre-Closing Tax Period of any Straddle Tax Period will be deemed to be the amount of the Tax for the Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Tax Period. The amount of any Tax refund or credit of the Company or any of the Company Subsidiaries for the Pre-Closing Tax Period of any Straddle Tax Period will be determined using the method provided in this Section 8.3(e).
(f)Except as otherwise required by Law, the parties hereto agree to treat for all Tax purposes all indemnification payments under Article XII as adjustments to the Merger Consideration.
ARTICLE IX.
CONDITIONS TO OBLIGATIONS
9.1Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b)There shall not be in force any Law or Governmental Order enjoining or prohibiting the consummation of the Merger.
9.2Conditions to Obligations of Acquiror and Merger Sub. The obligation of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)Stockholder Approval. This Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed five percent (5%) of the number of outstanding shares of Common Stock.
(b)Resignations. Acquiror and Merger Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of the Company and the

Company Subsidiaries other than those whom Acquiror shall have specified in writing to the Company at least ten (10) Business Days prior to the Closing.
(c)Representations and Warranties.
(i)Each of the representations and warranties of the Company contained in Article IV (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization), and Section 4.19(a) (No Material Adverse Effect), shall be true and correct as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
(ii)The representations and warranties of the Company contained in Section 4.19(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.
(iii)Each of the representations and warranties of the Company contained in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), and Section 4.6(a) (Capitalization), shall be true and correct in all respects as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks as to an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for, in each case, any de minimis inaccuracies.
(d)Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.
(e)Officer’s Certificate. The Company shall have delivered to Acquiror and Merger Sub a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c) and Section 9.2(d) have been fulfilled.
9.3Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)Representations and Warranties. Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement.
(b)Covenants. Each of the covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)Officer’s Certificate. Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an officer of Acquiror and Merger Sub, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.
9.4Satisfaction of Conditions. All conditions to the obligations of the Company, Acquiror and Merger Sub to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.
ARTICLE X.
TERMINATION/EFFECTIVENESS
10.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)by mutual written consent of the Company and Acquiror;
(b)prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a), Section 9.2(c) or Section 9.2(d) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 15, 2017 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (ii) or (iii) shall not be available if Acquiror or Merger Sub is in material default or breach of this Agreement or if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror and Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as each of Acquiror and Merger Sub continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (ii) or (iii) shall not be available if the Company is in material default or breach of this Agreement or if the Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
(d)by the Company by giving written notice to Acquiror at any time prior to the Closing if (i) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that are to be satisfied by actions taken at the Closing or those conditions which have not been satisfied as a result of the breach of this Agreement by Acquiror or Merger Sub) have been satisfied, (ii) the Company has indicated in writing to Acquiror that all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Company (or confirmed in writing that any such conditions will be waived at Closing), as the case may be, (iii) the Company is prepared to consummate the Closing and (iv) Acquiror or Merger Sub fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.3.
10.2Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than (a) the provisions of Article I, this Section 10.2 and Article XI and Article XIII (collectively, the “Surviving Provisions”), the Confidentiality Agreement and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement, and (b) liability of any Party for any breach of this Agreement by such Party occurring prior to termination of an obligation or covenant contained in this Agreement (including, in the case of a breach by Acquiror or Merger Sub, damages based on the consideration payable to the stockholders of the Company pursuant to this Agreement, which shall be deemed in such event to be damages of the Company).
ARTICLE XI.
HOLDER REPRESENTATIVE
11.1Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of the Holders for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated

Odyssey Investment Partners, LLC, as the initial Holder Representative, and approval of this Agreement by the holders of Common Stock shall constitute ratification and approval of such designation. The Holder Representative may resign at any time upon notice to the Company, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares immediately prior to the Effective Time (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative; provided that, if a Holder Representative has provided the Company with a notice of resignation and a new Holder Representative has not been appointed by a vote of the Majority Holders within thirty (30) days thereafter, the resigning Holder Representative may appoint a new Holder Representative.
11.2Authority and Rights of the Holder Representative; Limitations on Liability.
(a)The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) expend Holder Allocable Expenses, and (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Holders. The Holder Representative shall have no liability to Acquiror, the Company or any Holder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.5 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.5 of this Agreement, released from the Adjustment Escrow Funds, the Indemnification Escrow Funds or the Special Indemnification Escrow Funds, as applicable, for the benefit of Holders and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s bad faith or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Allocable Expenses exceed the amount actually incurred by the Holder Representative in its capacity as such upon the final release of the Indemnification Escrow Funds, such excess amount shall be distributed to the Escrow Agent and the Escrow Agent shall pay to each Holder an amount in cash equal to (i) the balance of such excess, multiplied by (ii) such Holder’s Escrow Percentage, less any applicable withholding.
(b)Any decision, act, consent, approval or instruction of the Holder Representative given or made pursuant to this Section 11.2 shall constitute a decision, act, consent, approval or instruction of the Holders, and the Acquiror and the Surviving Corporation shall be entitled to conclusively rely upon any representation of the Holder Representative with respect to any such act, decision, consent, approval or instruction of the Holders. The appointment and power of attorney made in this Section 11.2 shall to the fullest extent permitted by Law be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by Law be irrevocable and not be subject to termination by operation of Law, whether by the death or incapacity or liquidation or dissolution of any Holder or the occurrence of any other event or events. Any action taken by the Holder Representative on behalf of the Holders pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not the Holder Representative, the Surviving Corporation or the Acquiror shall have received notice of any such death, incapacity, liquidation, dissolution or other event.
ARTICLE XII.
INDEMNIFICATION
12.1Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for fifteen (15) months from the Closing Date (such date, the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed. No Indemnification Claim may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII, specifying, in reasonable detail, the basis of the claim and (ii) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the Survival Expiration Date, such Indemnification Claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim. No Indemnification Claim arising from a claim (or an expected claim) by a third-party may be asserted pursuant to this Agreement unless such third-party has actually commenced an action and, if the third-party claim is with respect to Taxes, the Indemnified Party has received a written notice of assessment or written notice of deficiency, in each case, with respect to the specific matters of such Indemnification Claim.
12.2Indemnification.
(a)Subject to Section 12.4 and clause (A) of Section 8.3(d), from and after the Effective Time, Acquiror and its Subsidiaries (collectively, the “Acquiror Indemnified Parties”) shall be entitled to indemnification (other than in respect of clause (iv) hereof) solely from the Indemnification Escrow Funds (and, solely in the case of clause (iv) hereof, solely from the Special Indemnification Escrow Funds) for any and all Damages to the extent arising from (i) any breach of any representation or warranty the Company has made in Article IV, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by the Company prior to or at the Closing or by the Holder Representative after the Closing, (iii) any Pre-Closing Taxes (except to the extent (A) amounts with respect to such Taxes were taken into account in the calculation of the Closing Date Net Working Capital or (B) arising from the Special Property Tax Matter), (iv) the Special Indemnification-Related Claims, or (v) the Special Property Tax Matter.
(b)Subject to Section 12.4, from and after the Effective Time, Acquiror shall indemnify, defend and hold the Holders harmless for any and all Damages to the extent arising from (i) any breach of any representation or warranty Acquiror or Merger Sub has made in Article V, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Acquiror or Merger Sub prior to or at the Closing or by Acquiror, Merger Sub or the Surviving Corporation after the Closing or (iii) any Transfer Taxes.
(c)The amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.
12.3Indemnification Claim Procedures.
(a)Upon receipt of any notice of an Action that may give rise to an Indemnification Claim by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly (i) notify or cause to be notified the Indemnitor and (ii) deliver or cause to be delivered to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give or cause to be given such notice or (2) the Indemnified Party fails to notify or cause to be notified the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to the Survival Expiration Date.
(b)An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor shall not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (B) the Indemnitor may thereafter assume at any time the defense of such Action. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Holder Representative as the Indemnitor, at the election of the Indemnitor, the costs and expenses of such defense of, and any payment in respect of, any Action, including any settlement thereof, shall be paid from the Indemnification Escrow Funds (other than with respect to indemnification pursuant to Section 12.2(a)(iv), which shall be paid solely from the Special Indemnification Escrow Funds), and Acquiror, the Surviving Corporation and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such portion of the Indemnification Escrow Funds (or the Special Indemnification Escrow Funds, if applicable) as is reasonably requested in writing by the Holder Representative to pay such costs and expenses or other amounts; provided, however, that no amounts will be payable from the Indemnification Escrow Funds or the Special Indemnification Escrow Funds (other than, at the election of the Holder Representative, costs and expenses of the Holder Representative as Indemnitor), unless the Indemnified Party is actually entitled to indemnification hereunder. Notwithstanding anything in this Section 12.3(b) to the contrary, (x) the Holder Representative, on behalf of the Holders, solely in its capacity as Indemnitor, shall assume and thereafter conduct the defense of the Special Indemnification-Related Claims with counsel of its own choice and shall settle or compromise the Special Indemnification-Related Claims in its sole discretion (provided that the terms of such settlement or compromise shall provide for a complete release of the Special Indemnification-Related Claims in favor of the Company), and (y) any Acquiror Indemnified Party, as applicable, shall cooperate in all respects with the conduct of such defense (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Special Indemnification-Related Claims) and/or the settlement of the Special Indemnification-Related Claims by the Holder Representative.
(c)At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
12.4Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XII will be limited as follows:

(a)Indemnification Cap. Other than with respect to indemnification pursuant to Section 12.2(a)(iv), the aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will, subject to the immediately following sentence, not exceed the Indemnification Escrow Amount. The aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to Section 12.2(a)(v) will not exceed the lesser of (A) the Indemnification Escrow Funds and (B) an amount equal in the aggregate to $500,000. The aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to Section 12.2(a)(iv) will not exceed the Special Indemnification Escrow Amount. The Indemnification Escrow Amount then remaining in escrow shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 12.2(a) (other than with respect to indemnification pursuant to Section 12.2(a)(iv)). The Special Indemnification Escrow Amount then remaining in escrow shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 12.2(a)(iv).
(b)Claims Basket. The Acquiror Indemnified Parties shall only be entitled to indemnification pursuant to Section 12.2(a)(i) (other than for claims for breaches of Fundamental Representations) to the extent the aggregate amount of all Damages incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to Section 12.2(a)(i) (other than for claims for breaches of Fundamental Representations) exceeds $2,300,000 (the “Basket Amount”), and once the aggregate amount of such Damages exceeds the Basket Amount, the Acquiror Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. The Basket Amount shall not apply to any indemnification claims under Section 12.2(a)(ii), Section 12.2(a)(iii), Section 12.2(a)(iv) or Section 12.2(a)(v) or for claims for breaches of Fundamental Representations under Section 12.2(a)(i).
(c)Damages Net of Insurance Proceeds and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of insurance proceeds (but not including any possible recovery under the RWI Policy), indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates may be entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.
(d)Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third

Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.
(e)Calculation of Damages. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach or an inaccuracy of any representation or warranty, and for purposes of determining the amount of Damages resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, or “in all material respects” or any similar term or phrase will be disregarded, it being the understanding of the Parties that for the purposes of determining liability under this Article XII, the representations and warranties of the Parties contained in this Agreement will be read as if such terms and phrases were not included in them; provided, however, that the foregoing shall not apply to (i) the term “Material Permit” or when used as an adjective in any definition set forth in Section 1.1 and (ii) any representation or warranty set forth in (A) the last sentence of Section 4.7; (B) Section 4.11(a)(viii), (xiii) and (xvi); (C) the first sentence of Section 4.12(a); (D) Section 4.18(f); (E) Section 4.19(a); (F) the first sentence of Section 4.21(a); (G) Section 4.21(f); (H) the first sentence of Section 4.22; and (I) the second sentence of Section 4.23.
(f)Damages Reserved for on the Post-Closing Statement or Included in Merger Consideration. No Acquiror Indemnified Party shall be entitled to indemnification for any Damages (i) in respect of any liability or obligation accrued or reserved for on the Post-Closing Statement or (ii) in respect of any liability included in the calculation of the Merger Consideration.
(g)No Duplicate Claims. In the event an Acquiror Indemnified Party or the Holder Representative, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Acquiror Indemnified Party or the Holder Representative, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.
(h)Limitations on Tax Indemnification. No Acquiror Indemnified Party shall be indemnified for Damages relating to (i) any Taxes with respect to any Post-Closing Tax Period other than Taxes arising from a breach of the representation contained in Section 4.14(i) or (ii) any Taxes attributable to any breach of any covenant hereunder by Acquiror or its Affiliates (including the Surviving Corporation and its Subsidiaries).
12.5Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XII.
12.6Indemnification Sole and Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, except for intentional fraud, claims under this Article XII shall be the sole and exclusive remedy of the Acquiror Indemnified Parties with respect to the transactions contemplated by this Agreement and the Indemnification Escrow Funds (or the Special Indemnification Escrow Funds, as applicable) shall be the sole source of recovery of the Acquiror Indemnified Parties. The parties recognize that any further recovery for breaches of representations and warranties under this Agreement by the Acquiror Indemnified Parties shall be under the RWI Policy (subject to the terms and conditions thereof). In furtherance of the foregoing, Acquiror, Merger Sub and each of the Acquiror Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XII. Without limiting the generality of the foregoing:
(a)each of Acquiror and Merger Sub hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);
(b)after the Closing Date, none of the Acquiror Indemnified Parties may seek the rescission of the transactions contemplated by this Agreement;
(c)the provisions of and the limited remedies provided in this Article XII were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Merger Consideration;
(d)the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;
(e)the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Merger or the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement;
(f)the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and
(g)for the avoidance of doubt, any adjustments made to the Merger Consideration pursuant to Section 3.4 shall not be considered “remedies” for purposes of this Section 12.6 and shall not be limited by the terms of this Section 12.6.
12.7Release of Escrow.
(a)The Escrow Agreement shall specify that the Indemnification Escrow Funds (if any) shall be released to the Holders in accordance with such Holders’ relative Escrow Percentages on the first Business Day following the Survival Expiration Date; provided, however, that, if any Indemnification Claim shall have been properly asserted by any Acquiror Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remains pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Funds released to the Holders in accordance with such Holders’ relative Escrow Percentages shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Holders entitled to receive the Merger Consideration in accordance with such Holders’ relative Escrow Percentages promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 12.7(a) provides for the release of Indemnification Escrow Funds, each of Acquiror and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 12.7(a) and the Escrow Agreement. For the avoidance of doubt, the Special Property Tax Matter shall be, and hereby is, as of the date hereof, a Pending Claim. Unless the Special Property Tax Matter shall have been finally resolved, settled or compromised on or prior to the Survival Expiration Date, the amount of Indemnification Escrow Funds to remain in escrow following the Survival Expiration Date in respect of such Pending Claim shall be the lesser of (A) the Indemnification Escrow Funds and (B) $500,000, in each case, minus any amounts previously paid from the Indemnification Escrow Funds in respect of such Pending Claim. Notwithstanding, anything to the contrary in this Agreement or otherwise, in the event that the Special Property Tax Matter is finally resolved, compromised or settled prior to the Closing and any amounts payable in respect thereof to the County of Tulare are paid prior to the Closing, then (x) the Indemnification Escrow Amount shall be reduced to an amount equal to $2,300,000 and (y) the Acquiror Indemnified Parties shall not be entitled to indemnification for any Damages in respect of the Special Property Tax Matter pursuant to Section 12.2(a)(iii) or Section 12.2(a)(v).
(b)The Escrow Agreement shall specify that the Special Indemnification Escrow Funds (if any) shall be released to the Holders in accordance with such Holders’ relative Escrow Percentages on the first Business Day following the later of (i) if applicable, the date a final order and judgment in the Action described in clause (A) of Schedule 1.1(c)(ii) is no longer subject to further appeal or review whether by affirmance or expiration of any possible appeal or review, writ of certiorari, by leave, lapse of time or otherwise; (ii) the deadline for eligible stockholders to demand appraisal for their shares of Common Stock under the DGCL provided that no eligible stockholders demand appraisal; (iii) if applicable, the deadline for eligible stockholders who have demanded appraisal regarding Dissenting Shares to file an appraisal petition provided that no eligible stockholders file an appraisal petition; or (iv) if applicable, the date on which a final order and judgment in any appraisal action regarding Dissenting Shares under the DGCL is no longer subject to further appeal or review whether by affirmance or expiration of any possible appeal or review, writ of certiorari, by leave, lapse of time or otherwise (such latest date, the “Special Indemnification Escrow Release Date”); provided that, in the event that the action referenced in clause (i) of this Section 12.7(b) occurs prior to the Closing in compliance with Section 6.1, then, notwithstanding anything to the contrary herein, the Special Indemnification Escrow Amount shall be reduced for all purposes under this Agreement by eighty percent (80%); provided, further, that, in the event that both (x) the action referenced in clause (i) of this Section 12.7(b) occurs prior to the Closing in compliance with Section 6.1 and (y) the event specified in clause (ii) of this Section 12.7(b) occurs prior to the

Closing, then, notwithstanding anything to the contrary herein, the Special Indemnification Escrow Amount shall be reduced for all purposes under this Agreement by one-hundred percent (100%). In each case in which this Section 12.7(b) provides for the release of Special Indemnification Escrow Funds, each of Acquiror and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Special Indemnification Escrow Funds in accordance with this Section 12.7(b) and the Escrow Agreement.
ARTICLE XIII.
MISCELLANEOUS
13.1Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or similar managing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
13.2Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if delivery is confirmed), addressed as follows:
(a)If to Parent Guarantor, Acquiror or Merger Sub, to:
Sonoco Products Company
One North Second Street
Hartsville, South Carolina 29550
Attention: President
Facsimile No.: (843) 339-6352
Email: kevin.mahoney@sonoco.com

with copies to (which shall not constitute notice):
Haynsworth Sinkler Boyd, P.A.
1201 Main Street
Suite 2200
Columbia, South Carolina 29201
Attention: Randolph B. Epting
Facsimile No.: (803) 765-1243
Email: repting@hsblawfirm.com

(b)If to the Company (prior to the Closing), to:
2401 Bert Drive

Hollister, California 95023
Attention: John McKernan
Facsimile No.: (831) 634-1152
Email: jmckernan@penpack.net

and

c/o Odyssey Investment Partners, LLC
590 Madison Avenue, 39th Floor
New York, New York 10022
Attention: Craig Staub
Facsimile No.: (212) 351-7925
Email: cstaub@odysseyinvestment.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: John Giouroukakis, Esq.
Facsimile No.: (212) 751-4864
Email: john.giouroukakis@lw.com

(c)If to the Holder Representative, to:
Odyssey Investment Partners, LLC
590 Madison Avenue, 39th Floor
New York, New York 10022
Attention: Craig Staub
Facsimile No.: (212) 351-7925
Email: cstaub@odysseyinvestment.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: John Giouroukakis, Esq.
Facsimile No.: (212) 751-4864
Email: john.giouroukakis@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.
13.3Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.4Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15, and (iii) L&W is an intended third-party beneficiary of, and may enforce, Section 13.16.
13.5Expenses. Except as otherwise provided herein (including Section 3.4(b), Section 3.5 and Section 3.6), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 3.4.
13.6Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
13.7Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.
13.8Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The disclosures in any Schedule shall provide information regarding, and qualify only, the corresponding numbered and lettered Sections of this Agreement, unless and to the extent that (a) cross references to other Sections or Schedules are set forth in the Schedules or (b) it is reasonably apparent from a facial reading of the disclosure that, notwithstanding the absence of any such cross references, such disclosure applies to or qualifies one or more of the other Sections or Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), that certain Confidentiality Agreement, dated as of November 2, 2016, by and between Parent Guarantor and the Company (the “Confidentiality Agreement”), and the other Transaction Documents constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.
13.10Amendments. This Agreement may be amended or modified in whole or in part, only with the prior written consent of Acquiror, Merger Sub and the Company. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.10 to the extent permitted under Section 251(d) of the DGCL.
13.11Publicity. Except to the extent otherwise required by applicable Law or the rules of any applicable stock exchange, neither of the Parties will, and each Party will cause its Affiliates and its and their respective Representatives not to, issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this Section 13.11 shall (a) restrict the Company or any of its Representatives from making communications with the limited partners of funds advised by any Affiliate of the Company concerning the transactions contemplated hereby or the contents of this Agreement, (b) Acquiror from making all required filings with the appropriate Governmental Authority concerning the Transactions as Acquiror determines in its sole discretion; (c) Acquiror or any of its Representatives from making communications with any Affiliate of Acquiror or the limited partners of funds advised by any Affiliate of Acquiror concerning the transactions contemplated hereby or the contents of this Agreement, or (d) restrict any Party from providing information regarding the transaction contemplated hereby or the contents of this Agreement to any Governmental Authority in connection with required HSR Act or other filings or in response to information requests by a Governmental Authority concerning the transactions contemplated herein, in each case, to the extent otherwise permitted by this Agreement.
13.12Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
13.13Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.13. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
13.14Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company, Acquiror and Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.14 shall not be required to provide any bond or other security in connection with any such injunction. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with this Section 13.14 and concurrently pursue the payment of any damages under Section 10.2, under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance that results in a Closing (and the payment of any fees, costs and expenses (including legal fees) incurred by or on behalf of the Company or any of the Company Subsidiaries or Affiliates in connection with the Company’s pursuance of such grant of specific performance, which Acquiror or Merger Sub shall pay or cause to be paid to the Company (such payment shall be deemed to have been made prior to 11:59 p.m. California time on the day immediately preceding the Closing Date) if the

Company is actually granted specific performance in accordance with this Section 13.14) and (B) damages under Section 10.2.
13.15Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 13.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Company under and to the extent provided under Section 13.14, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
13.16Acknowledgement and Waiver.
(a)It is acknowledged by each of the parties hereto that each of the Company and the Holder Representative has retained Latham & Watkins LLP (“L&W”) to act as their counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Acquiror, Merger Sub and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the Company and the Holder Representative related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W, the Company the Holders, the Holder Representative and/or their respective Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and the Company Subsidiaries and L&W related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Holder Representative, (ii) the Company and the Company Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and the Company Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 13.16 and acknowledge and agree that all such rights shall reside with the Holder Representative.
(b)Each of Acquiror, Merger Sub, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), agrees that, notwithstanding any current, prior or future representation of the Company by L&W, L&W shall be allowed to represent any of the Holders, the Holder Representative or any of their respective Affiliates in any matters and disputes adverse to Acquiror, Merger Sub or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and each of Acquiror and Merger Sub, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, each of Acquiror and Merger Sub, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), agrees that, in the event that a dispute arises after Closing between Acquiror, Merger Sub or the Company, on the one hand, and any of the Holders (or the Holder Representative on behalf of the Holders) or any of their respective Affiliates, on the other, L&W may represent such Holders or the Holder Representative or any of their respective Affiliates in such dispute even though the interests of such Holders, the Holder Representative or any of their respective Affiliate may be directly adverse to Acquiror, Merger Sub or the Company and even though L&W may have represented the Company in a matter substantially related to such dispute.
(c)Each of Acquiror and Merger Sub, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), acknowledges that any advice given to or communication with any Holder, the Holder Representative or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Holder, the Holder Representative and any Affiliate of each such party. Each of Acquiror, Merger Sub and the Company hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.
13.17Parent Guarantee. Parent Guarantor hereby (i) agrees to take any and all actions necessary to cause Acquiror and Merger Sub to perform all of their respective obligations under this Agreement in accordance with their respective terms (including with respect to the consummation of the Merger, the payment of the Merger Consideration and, if applicable, any amounts payable pursuant to Section 10.2) (collectively, the “Guaranteed Obligations”) and (ii) absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and complete performance by Acquiror and Merger Sub of the Guaranteed Obligations, and Parent Guarantor shall be liable for any breach by Acquiror or Merger Sub of any of the Guaranteed Obligations. This is a guarantee of payment (not of collection) and performance. The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Acquiror or Merger Sub becomes subject to bankruptcy, reorganization or similar proceedings, and the failure of the Company to so file shall not affect Parent Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than in circumstances where Parent Guarantor is not liable to make such payment), Parent Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been rescinded or returned. Parent Guarantor hereby waives promptness, diligence, presentment, demand of performance, demand of payment, filing of any claim, any right to require any proceeding first against Acquiror or Merger Sub, protest, notice of any kind and all demands whatsoever and all suretyship defenses generally in connection with the performance of its covenants, agreements and obligations set forth in this Section 13.17. Notwithstanding the foregoing, to the extent Acquiror or Merger Sub is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in this Agreement or pursuant to any other agreement with the Company, Parent Guarantor shall be similarly relieved of its corresponding obligations under this Section 13.17. Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 13.17 are knowingly made in contemplation of such benefits.
[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SONOCO PLASTICS, INC.

By: __________________________________
Name:
Title:

SEQUOIA 2017, INC.

By: __________________________________
Name:
Title:

[Signature Page to Merger Agreement]

Solely for purposes of Section 13.17 and all related definitions,

SONOCO PRODUCTS COMPANY

By: __________________________________
Name:
Title:

[Signature Page to Merger Agreement]

PACKAGING HOLDINGS, INC.

By: __________________________________
Name:
Title:

[Signature Page to Merger Agreement]

ODYSSEY INVESTMENT PARTNERS, LLC,
solely in its capacity as the Holder Representative

By: __________________________________
Name:
Title:

[Signature Page to Merger Agreement]

ANNEX A
Form of Certificate of Merger
See attached.

ANNEX B
Form of Escrow Agreement
See attached.

ANNEX C
Form of U.S. Real Property Certificate
See attached.